UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Mr. Cooper Group Inc.

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PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS 2022 Mr. CooperGroup®

Dear Stockholders,

On behalf of your Board of Directors, I want to invite you to attend our 2022 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 19, 2022, at 9:00 a.m., central time, at the Four Points by Sheraton – Dallas/Fort Worth Airport North, 1580 Point West Blvd., Coppell, TX 75019. Please RSVP at secretary@mrcooper.com by 5:00 p.m. central time on May 18, 2022, if you plan to attend the meeting in person. Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying materials.

I would like to personally thank you for your continued investment in Mr. Cooper Group. We look forward to welcoming you to our annual meeting. Your vote is important to us – even if you do not plan to attend the meeting in person, we hope that you vote your proxy promptly, so your shares are represented.

We are furnishing proxy materials to our stockholders primarily over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our Proxy Statement and our 2021 Form 10-K. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including our Proxy Statement, our 2021 Form 10-K and a proxy card or voting instruction form. Stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.

Sincerely,

Jay Bray
Chairman & Chief Executive Officer

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit www.proxypush.com/COOP	BY MAIL Sign, date and return the enclosed proxy card or voting instruction form.

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form.	IN PERSON Attend the annual meeting in person. Please RSVP at secretary@mrcooper.com.

8950 Cypress Waters Blvd. Coppell, Texas 75019

April 8, 2022

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., central time, Thursday, May 19, 2022

Four Points by Sheraton – Dallas/Fort Worth Airport North 1580 Point West Blvd, Coppell, TX 75019

(1)  Election of Directors;

(2)  Advisory vote on executive compensation (Say on Pay);

(3)  Ratification of Ernst & Young LLP as independent auditors; and

(4)  Any other business that may properly come before the meeting.

Holders of our common stock at the close of business on March 21, 2022 are entitled to vote at the annual meeting.

Please complete, sign, date and return your proxy card or submit your proxy by following the instructions contained in this Proxy Statement and on your proxy card. Even if you plan on attending in person and voting, you are encouraged to submit your proxy to ensure your vote is counted if you are unable to attend. You may revoke your proxy and vote in person at the annual meeting if you choose to do so.

If you plan to attend the meeting in person, please RSVP at secretary@mrcooper.com by 5:00 p.m. central time on May 18, 2022.

By order of the Board of Directors,

Elisabeth Gormley
Vice President, Associate General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 19, 2022: This Proxy Statement is available free of charge on the Investors section of our website (investors.mrcoopergroup.com). In addition, you may access the Proxy Statement free of charge at www.proxydocs.com/COOP, a site that does not have “cookies” that identify visitors to the site.

EXECUTIVE SUMMARY

In this proxy statement, “Mr. Cooper Group,” “Company,” “we,” “us,” or “our” refers to Mr. Cooper Group Inc. or to it and one or more of its subsidiaries. This proxy statement and the accompanying materials are being made available to Mr. Cooper Group Inc. stockholders beginning on or about April 8, 2022. This proxy statement contains information on the matters to be presented at our 2022 Annual Meeting of Stockholders to be held on May 19, 2022, to assist you in voting your shares. You should read the entire proxy statement carefully before voting. For additional information about the 2022 Annual Meeting, please see “General Information About the Annual Meeting and Voting” at the end of the proxy statement. This executive summary highlights selected information throughout this proxy statement.

2022 ANNUAL MEETING INFORMATION

DATE AND TIME	PLACE	RECORD DATE	ADMISSION

9:00 a.m., central time Thursday, May 19, 2022	Four Points by Sheraton – Dallas Fort Worth Airport North 1580 Point West Blvd. Coppell, TX 75019	March 21, 2022	Photo identification and proof of ownership as of the record date are required to attend the meeting

MATTERS TO BE VOTED ON AT OUR 2022 ANNUAL MEETING

Board Recommendation

Proposal 1:	Election of Directors	FOR each director

Proposal 2:	Advisory Vote on Executive Compensation (Say on Pay)	FOR

Proposal 3:	Ratification of the Appointment of Ernst & Young LLP as our Independent Auditors for 2022	FOR

PERFORMANCE HIGHLIGHTS

During 2021, strong housing fundamentals and low interest rates underpinned a year of outstanding operational and financial performance for Mr. Cooper Group. We achieved a return on common equity of 46.7% and an operating return on tangible common equity     (“ROTCE”)(1) of 25.7%. We grew the servicing portfolio by 17% to $710 billion in unpaid principal balance, consisting of mortgages for 3.6 million customers. In the Originations segment, we achieved record funded volumes of $84.5 billion, which consisted of new customer mortgages acquired through our correspondent channel and refinance transactions offered through our DTC channel, which helped existing customers save money and access equity in their homes.

Two years ago, we made the strategic decision to focus on growth opportunities in our core businesses of Servicing and Originations. During 2021, we rationalized and simplified our business model by selling three of Xome’s four business units – Title365, Valuations and Field Services – for a total pretax gain of $528 million and by selling our Reverse portfolio. These transactions improved profitability and liquidity, simplified our financial statements and strengthened our capital ratios.

COMPANY

•	Reported $1,454 million net income or $16.53 per diluted share

•	Generated an operating ROTCE of 25.7%

•	Grew book value per share to $45.64, an increase of 63% from a year ago

•	Grew tangible book value per share(1) to $43.82, an increase of 67% from a year ago

•	Servicing portfolio UPB ended the year at $710 billion, an increase of 17% from the prior year

•	Achieved record funded volume of $84.5 billion, 34% higher than 2020

•	Achieved Great Place to Work certification for the third consecutive year

•	Issued $600 million 5.75% 10-year unsecured senior notes in an offering which was 2x oversubscribed

•	Upgraded by S&P and Moody’s to B+ and B1, respectively

•	Repurchased 16.9 million common shares and 1 million preferred shares for total consideration of $600 million and a weighted average price for the common shares of $33.80 per share

•	Sold Xome’s Title365, Valuations and Field Services businesses and our Reverse portfolio

•	Received Google Customer Award for our proprietary document reading technology, Pyro

•	Received the Mortgage Banker’s Association’s Diversity, Equity and Inclusion Leadership Award

SERVICING

•	Produced pretax income of $638 million and pretax operating income(1) of $202 million

•	Boarded approximately $331 billion loans, including $175 billion in subservicing

•	Provided 137,692 modifications and workouts to help keep our customers in their homes

ORIGINATIONS

•	Funded 317,101 loans totaling $84.5 billion

•	Produced pretax income of $1 billion

•	Our direct-to-consumer channel funded $41 billion in new loans and achieved a refinance recapture rate of 40%, which is nearly double the industry average

•	We continued to expand our Correspondent channel, funding $44 billion and becoming the 7th largest Correspondent lender

(1)	Annex A includes a discussion and reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

COMPENSATION HIGHLIGHTS

The Compensation Committee designs our executive compensation program to align management incentives with long-term stockholder interests and reflects this philosophy by awarding a substantial majority of annual compensation in the form of variable performance-based incentives.

In making its final compensation decisions for 2021, the Compensation Committee took into account (a) our strong financial performance, including higher-than-targeted earnings, (b) growth in tangible book value, (c) growth in the Servicing portfolio, (d) improvements to our capital and liquidity position, as well as total shareholder return (“TSR”), which surpassed that of our peer group, (e) successful strategic transactions, including the sale of three out of Xome’s four business units and disposal of the reverse portfolio and (f) changes in certain executive responsibilities. Financial highlights included:

✓	Servicing portfolio unpaid principal balance (“UPB”) ended the year at $710 billion, an increase of 17% from the prior year

✓	Achieved record funded volume of $84.5 billion, 34% higher than 2020

✓	Increased tangible book value per share(1) by 67%, from $26.30 at year-end 2020 to $43.82 at year-end 2021

✓	Generated operating ROTCE(1) of 25.7% for 2021

✓	Achieved Great Place to Work certification for the third consecutive year

✓	Issued $600 million 5.75% 10-year unsecured senior notes in an offering which was 2x oversubscribed

✓	Upgraded by S&P to B+ and by Moody’s, subsequent to year-end, to B1

✓	Repurchased 16.9 million common shares and 1 million preferred shares for total consideration of $600 million and a weighted average price for the common shares of $33.80 per share

✓	Sold Xome’s Title365, Valuations and Field Services businesses and our Reverse Mortgage portfolio

✓	Outperformed our peer group in one-year TSR with the Company achieving a 34% TSR compared to the peer group median of 26%

(1)	Annex A includes a discussion and reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Stockholder Feedback

We conduct an organized investor outreach program throughout the year to communicate our strategic objectives to and discuss our financial performance with investors. During the fall of 2021, we launched a dedicated investor outreach program to solicit feedback on our compensation philosophy and programs. This program included soliciting 19 investors, representing approximately 70% of our outstanding shares, and arranging calls with our new Compensation Committee chairman and our investor relations personnel. Investors recognized our strong financial performance, execution of strategic objectives, return of capital and TSR in excess of market benchmarks and peers and provided helpful guidance that will help us shape our compensation programs. Specifically, many investors expressed a preference for a more quantitative and factor-based approach to setting executive incentive awards based on a broader range of strategic and financial metrics, more detailed rationale for Compensation Committee decisions and more focus on ESG-related issues and disclosures. As a result, we are in the process of re-designing our annual incentive plan design framework to place more emphasis on quantitative performance in 2022.

We are committed to maintaining an active dialogue with stockholders to understand stockholders’ perspectives on our executive compensation program and provide transparency into our practices. We have had further investor dialogue in 2022 and plan to continue our outreach activities throughout the year.

Compensation Changes for 2021

The stockholder feedback encouraged us to move forward with many changes to our compensation program, including improvements that were already under way. First, to accelerate the pace of change, the Board appointed a new Compensation Committee chairman with a mandate to align our compensation framework with a more formal factor-based approach incorporating a wider range of quantitative strategic and financial factors starting in 2022. Second, we revised and expanded our CD&A to more clearly explain the rationale for Compensation Committee decisions. Third, we retained Korn Ferry as the Compensation Committee’s independent consultant to help us migrate our framework toward best-in-class practices.

Corporate Objective and Executive Compensation

Our overall corporate objective is to deliver a fair return to stockholders that is commensurate with the risks of our business. Our critical measure of success is TSR. Our compensation program for senior executives aligns the interests of management and stockholders in growing the value of our Company while managing risk. At the same time, we recognize the market for executive talent requires competitive remuneration. Our compensation program is designed to balance three objectives:

•	Motivate and reward management for creating and executing a strategy that drives TSR;

•	Attract, retain and motivate our executive level talent; and

•	Manage the cost of the program by aligning compensation with both Company and executive performance.

Below are some highlights of our compensation program:

What We Do	What We Don’t Do

✓  Align our executive pay with performance

✓  Annual “say on pay” advisory vote

✓  Set multiple challenging performance objectives

✓  Stock ownership guidelines for executive officers and directors

✓  Independent compensation consultant engaged by the Compensation Committee

✓  Annual review and approval of our compensation strategy

✓  Significant portion of executive compensation at risk based on corporate performance and TSR

✓  Double trigger equity acceleration default provision upon change of control

✓  Minimum equity award vesting periods for time-based restricted stock units

✓  Clawback of equity awards under specified circumstances

X   Tax gross-ups for change of control benefits

X   Permit short sales, hedging, or pledging of stock ownership positions

X   Strict benchmarking of compensation to a specific percentile of our peer group

X   Excessive perquisites

CORPORATE GOVERNANCE HIGHLIGHTS

We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens our Board and management accountability and leads to better business performance. We are committed to maintaining strong corporate governance practices and will continually evaluate these practices. Additionally, we value our stockholders’ continued interest and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders on a variety of topics, as well as to understand stockholders’ perspectives on our executive compensation program, our decision-making processes, our disclosure and recent trends and events. This outreach program ensures that the Committee and Board consider the issues that matter most to our stockholders so we can address them effectively. Below are some highlights of our corporate governance practices:

Unclassified Board	Stockholder Right to Call Special Meetings and Act by Written Consent of Majority

Majority Independent Director Nominees	Year-Round Stockholder Engagement Process

Independent Lead Director	Board Risk Oversight

Majority Voting for Directors with Resignation Policy	Stock Ownership Guidelines for Officers and Directors

Director Attendance at >75% Of Meetings	Executive Succession Planning Process

100% Board Attendance at 2021 Annual Meeting	Anti-Hedging/Pledging Policy

Independent Directors Meet without Management Present	Annual Review of Committee Charters and Governance Guidelines

Annual Say-on-Pay Vote	Annual Board and Committee Evaluations

CEO Evaluation Process	Demonstrated Board Refreshment

Board Continuing Education Program	Office of Diversity and Inclusion

Code of Conduct for Directors, Officers and Employees	Appointed Diverse Directors in 2019, 2020 & 2022

Key Areas of Board Oversight

Our Board is responsible for, and committed to, the oversight of the business and affairs of our Company. In carrying out this responsibility, our Board advises our senior management to help drive success for us and for long-term value creation for our stockholders. Our Board discusses and receives regular updates on a wide variety of matters affecting us. Our Board met 15 times in 2021.

Stockholder Engagement

We conduct an organized investor outreach program throughout the year to communicate our strategic objectives to and discuss our financial performance with investors. During the fall of 2021, we launched a dedicated investor outreach program to solicit feedback on our compensation philosophy and programs. This program included soliciting 19 investors, representing approximately 70% of our outstanding shares, and arranging calls with our new Compensation Committee chairman and our investor relations personnel. Investors recognized our strong financial performance, execution of strategic objectives, return of capital and TSR in excess of market benchmarks and peers and provided helpful guidance that will help us shape our compensation programs. Specifically, many investors expressed a preference for a more quantitative and factor-based approach to setting executive incentive awards based on a broader range of strategic and financial metrics, more detailed rationale for Compensation Committee decisions and more focus on ESG-related issues and disclosures. As a result, we are in the process of re-designing our annual incentive plan design framework to place more emphasis on quantitative performance in 2022.

We are committed to maintaining an active dialogue with stockholders to understand stockholders’ perspectives on our executive compensation program and provide transparency into our practices. We have had further investor dialogue in 2022 and plan to continue our outreach activities throughout the year. Stockholders are always welcome to communicate their views as described under “Communications with the Board” in this proxy statement.

DIRECTOR NOMINEES

Our director nominees are:

Name	Director Since	Committees

Jay Bray	2018	—

Busy Burr	2019	Compensation

Roy Guthrie	2018	Audit & Risk (Chair)

Daniela Jorge	2022	None

Michael Malone (Lead Director)	2018	Nominating & Corporate Governance (Chair) Audit & Risk Compensation

Shveta Mujumdar	2020	Nominating & Corporate Governance

Tagar Olson	2015	Compensation (Chair)

Steven Scheiwe	2012	Audit & Risk Nominating & Corporate Governance

Our Directors’ Experience, Independence, Tenure and Diversity

The following charts set forth information regarding our director nominees, illustrating the high level of experience each brings to the Board, as well as the Board’s diversity, independence and tenure:

Experience

Senior Leadership	✓	✓	✓	✓	✓	✓	✓	✓
Financial Services Industry	✓	✓	✓	✓	✓	✓	✓
Accounting and Finance	✓		✓		✓		✓	✓
Risk Management	✓		✓		✓			✓
Technology	✓	✓		✓		✓
Mergers and Acquisitions	✓	✓	✓		✓	✓	✓	✓
Public Company Board and Corporate Governance	✓		✓		✓		✓	✓
Government Relations, Regulatory or Legal	✓	✓	✓		✓		✓	✓
Compensation and Human Resources	✓		✓		✓		✓	✓

Diversity
Total Number of Directors			8
	Female	Male	Non-Binary	Did Not Disclose
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+			1
Did Not Disclose Demographic Background			0

CORPORATE GOVERNANCE

Governing Documents

The following primary documents make up our corporate governance framework:

•	Corporate Governance Guidelines

•	Audit & Risk Committee Charter

•	Compensation Committee Charter

•	Nominating & Corporate Governance Committee Charter

•	Code of Business Conduct and Ethics

•	Code of Ethics for our CEO and Senior Financial Officers

These documents are accessible on our website at www.mrcoopergroup.com by clicking on “Corporate Governance” under the “Investors” tab. You may also obtain a free copy of any of these documents by sending a written request to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Any substantive amendment to or grant of a waiver from a provision of our codes of ethics requiring disclosure under applicable Securities and Exchange Commission (“SEC”) or National Association of Securities Dealers Automatic Quotations (“NASDAQ”) rules will be posted on our website.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance. The Corporate Governance Guidelines are reviewed from time to time as deemed appropriate by the Board. The matters covered by the Corporate Governance Guidelines include the following:

Board Leadership	Board and Committee Compensation

Size of the Board	Board Self-Evaluation

Board Membership Criteria	Strategic Direction of the Company

Other Public Company Directorships	Board Access to Management

Independence of Directors	Attendance of Management at Board Meetings

Ethics and Code of Conduct	Director Interaction with Outside Constituencies

Conflicts of Interest	Confidentiality

Director’s Change of Job Responsibility	Board Orientation and Continuing Education

Director Retirement Age and Tenure	Director Attendance at Annual Meetings of Stockholders

Director Resignations	Succession Planning

Executive Sessions for Non-Management and Independent Directors	Leadership Development, including Evaluation of the Chief Executive Officer

Board Leadership Structure

We have a strong and active Board composed predominantly of independent directors who understand our business and who work closely with our Chairman & Chief Executive Officer and other members of senior management. The Board has no fixed policy on whether to have an independent chairman. Currently, Jay Bray, our Chief Executive Officer, serves as Chairman of the Board. Our Board has determined that, at this time, this current structure, with a combined Chairman & Chief Executive Officer role and an independent lead director, is in the best interests of the Company and its stockholders. The Board believes the combined role of Chairman of the Board & Chief Executive Officer promotes unified leadership and execution of our strategic plan, facilitates information flow between management and the Board and enables Mr. Cooper Group to benefit from Mr. Bray’s significant institutional and industry knowledge and experience. This combined role is both supplemented and enhanced by the effective oversight and independence of our Board and the leadership provided by our independent lead director. Our Board has appointed Michael Malone to serve as independent lead director.

The independent lead director has broad responsibility and has authority to:

•	serve as chair during executive sessions of the Board;

•	call meetings of the independent directors when necessary;

•	preside at meetings of the Board when the Chairman is not present;

•	act as liaison between the Chairman & Chief Executive Officer and the Board;

•	manage intra-board relationships;

•	set meeting agendas; and

•	if requested by major stockholders, ensure that he is available for consultation and direct communication.

In general, our independent lead director serves as the liaison between our Chairman and our independent directors. He is available to consult with our Chairman about the concerns of the Board and is available to consult with senior management regarding their concerns. Having an independent lead director fosters a Board culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support sound decision-making. It encourages communication among the directors, and between management and the Board, to facilitate productive working relationships. Working with our Chairman and other Board members, our independent lead director also ensures there is an appropriate balance and focus among key Board responsibilities such as strategy development, review of operations, risk oversight and management succession planning. The Board believes it is important to maintain flexibility with the Board’s leadership structure. The Board will continue to regularly review its leadership structure and exercise its discretion in recommending an appropriate and effective framework to assure effective governance and accountability, taking into consideration the needs of the Board and the Company.

Board’s Role in Risk Oversight

Senior management has the responsibility to develop and implement our strategic plans and to identify, evaluate, manage and mitigate the risks inherent in those plans. It is the responsibility of the Board to understand and oversee our strategic plans, the associated risks and the steps that our Chief Risk & Compliance Officer and senior management are taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of our business strategies as well as its risk oversight role. This approach is bolstered by the Board’s leadership and committee structure, which ensures proper consideration and evaluation of potential enterprise risks by the full Board. In addition to receiving information from its committees, the Board also receives updates directly from Mr. Bray, who due to his position as both Chairman of the Board and Chief Executive Officer of the Company, effectively communicates with other members of management and updates the Board on important aspects of our operations. As part of its strategic risk management oversight, the full Board conducts several reviews throughout the year to ensure that our strategy and risk management is appropriate and prudent, including:

•	A comprehensive annual review of our overall strategic plan with updates throughout the year.

•	Direct discussions with our Chairman and Chief Executive Officer in executive sessions held at our Board meetings about the state of the business.

•	Reviews of the strategic plans and results for our business segments, including the risks associated with these strategic plans, at Board meetings during the year.

•

Reviews of other strategic focus areas for the Company, such as innovation, information, ESG initiatives and cybersecurity and organizational management. The Board also has overall responsibility for leadership succession for our most senior officers and reviews succession plans on an ongoing basis.

•

Annual review of the conclusions and recommendations generated by management’s enterprise risk management process. This process involves a cross-functional group of the Company’s senior management and the Internal Audit team who identify on a continual basis current and future potential risks facing the Company and provide direction on actions to appropriately manage and mitigate those potential risks. In conjunction with our enterprise risk management process, management also analyzes emerging cybersecurity threats and data privacy laws, as well as our plans and strategies to address them.

The Board has delegated certain risk management oversight responsibilities to specific Board committees, each of which reports regularly to the full Board as follows:

Further, the Audit & Risk Committee has engaged certain third-party consultants to review and assess our compliance and risk management structure, programs and practices, including our enterprise-wide compliance risk management system.

Independent Directors

We recognize the importance of having an independent Board that is accountable to Mr. Cooper Group and its stockholders. Accordingly, our Corporate Governance Guidelines provide that a majority of our directors shall be independent in accordance with NASDAQ listing standards. Currently, nearly 90% of our Board is independent.

Board, Committee and Annual Meeting Attendance

The Board held 15 meetings during 2021. Each director attended at least 75% of the total number of meetings of the Board and committees held during the period he or she served. Directors are invited and encouraged but are not required to attend our annual meeting of stockholders. In 2021, all of our directors attended our annual meeting of stockholders.

Presiding Non-Management Director and Executive Sessions

Our non-management and independent directors meet in executive session without management at least twice per year. Our independent lead director presides at each executive session.

Board and Committee Evaluations

Our Board is committed to continuous improvement and recognizes the importance of a robust evaluation process to enhance board performance and effectiveness. Our Nominating & Corporate Governance Committee (the “NCG Committee”) oversees the annual performance evaluation of the Board and ensures that each of the Board’s committees conducts an annual self-evaluation. In general, covered areas include Board alignment, governance, strategy, culture, composition, information, meetings and leadership. In 2021, the NCG Committee engaged a third-party provider to administer online assessment questionnaires for the Board and its committees. After completing the questionnaire, the Board and its committees received a full report with tailored analyses, summarized assessment results, including areas of concern for discussion and highlights of effective practices and recommendations for ongoing development. The Board and its committees met to discuss the results.

2021 Evaluations: A Multi-Step Process:

Communications with the Board

Any Mr. Cooper Group stockholder or other interested party who wishes to communicate with the Board or any of its members, including our independent lead director, may do so by writing to: Board of Directors (or one or more named directors) c/o Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as annual report requests, business solicitations, advertisements and job inquiries. Any communication that is screened as described above will be made available to any director upon his or her request.

Communications with the Audit & Risk Committee

Complaints and concerns relating to our accounting, financial reporting, internal accounting controls or auditing matters (together, “Accounting Matters”) should be communicated to the Audit & Risk Committee of the Board. Any such communications may be made on an anonymous basis. Employee concerns or complaints may be reported to the Audit & Risk Committee through a third-party vendor, The Network, Inc., which has been retained by the Audit & Risk Committee for this purpose. The Network, Inc. may be contacted toll-free at 866-919-3222 or via NAVEX Global’s website at www.mrcooper.ethicspoint.com. Outside parties, including stockholders, may bring issues regarding Accounting Matters to the attention of the Audit & Risk Committee by writing to: Audit & Risk Committee c/o Executive Vice President & Chief Legal Officer, Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019.

All complaints and concerns will be reviewed under the direction of the Audit & Risk Committee and oversight by the Chief Legal Officer and other appropriate persons as determined by the Audit & Risk Committee. The Chief Legal Officer reports to the Audit & Risk Committee on such communications.

Criteria and Procedures for Selection of Director Nominees and Board Diversity

Although the Board retains ultimate responsibility for nominating members for election to the Board, the NCG Committee conducts the initial screening and evaluation process. As provided in our Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based upon requirements of applicable laws and NASDAQ listing standards and among other things, the following factors:

Strength of Character	Business Experience and Areas of Expertise	Judgment	Composition of the Board	Principles of Diversity	Time Availability and Dedication	Conflicts of Interest

Although we do not have a formal policy on diversity, the NCG Committee appreciates the benefits that diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills, can bring to a board of directors and considers diversity in recruitment and nominations of directors. In the past four years, the Board appointed three female directors, representing 38% of our total Board members, who also have diverse demographic backgrounds and business experiences, which reflects the importance of diversity to the Board.

In conducting the screening and evaluation of potential director nominees, the NCG Committee considers candidates recommended by directors and our management, as well as recommendations from our stockholders. In 2021, the NCG Committee engaged a third-party search firm to assist with identifying candidates for a vacant board position, who subsequently identified and recommended Ms. Jorge to the NCG Committee. Upon recommendation of the NCG Committee, the Board appointed Ms. Jorge to our Board in February. To recommend a candidate for election to the Board, a stockholder must submit the information required by our Bylaws, including, among other things, the following information, to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, generally not less than 90 days nor more than 120 days in advance of the one-year anniversary of the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders:

•	the name, age, business and residence address and the principal occupation and employment of the nominee;

•	a completed written questionnaire regarding the background and qualification of the nominee;

•	the nominee’s consent to being named in the proxy statement as a nominee and all information that would be required to be disclosed in a proxy statement or other filings about the nominee;

•

a written representation and agreement regarding voting arrangements that have not been disclosed; compliance with applicable laws; intention to serve a full term if elected and that the nominee will provide true, correct and non-misleading information in all material respects; and

•	a description of all monetary arrangements during the past three years and any other material relationships between the nominee and a stockholder.

In considering candidates recommended by stockholders, the NCG Committee will take into consideration the needs of the Board and the qualifications of the candidate.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”)

Environmental Practice

We are committed to conducting operations and activities in a manner that provides and maintains safe and healthful working conditions, protects the environment and conserves natural resources. We maintain practices so that our operations are managed and operated in compliance with applicable laws and regulations. As part of our green initiatives, we promote environment-friendly solutions within our buildings, including a recycling program and a reduction in paper products. For example, our pre-pandemic efforts included the elimination of paper cups in our office buildings, the conversion of traditional lighting to more energy-efficient LED lights across approximately 360,000 square feet of our office buildings within the approximately 1.5 million square feet of space that we lease. Our corporate headquarters building is Energy Star Certified and Leadership in Energy and Environmental Design (LEED) Certified by the United States Green Building Council (USGBC). In 2020, as a response to the COVID-19 pandemic, we shifted over 95% of our team to remote work allowing us to consolidate the space utilized by essential workers in our office buildings by 305,700 square feet. This reduction in utilized square footage resulted in lower total energy use in our office buildings and significantly decreased the amount of paper printing, which has continued in 2021. During 2021, we communicated to our team members the plans for a transition to a home-centric model of work that will continue to encourage the routine use of technology for meetings and presentations as opposed to printing paper handouts and reducing the environmental impacts associated with daily employee commuting.

For our customers, we actively encourage electronic communications including campaigns tied to non-profit group donations as customers chose to go “paperless.” In 2021, we continued our tradition of organizing a paperless campaign for customers and donated 1.5 million meals to Feeding America. Our efforts to encourage digital communication have resulted in year-over-year increases in both customers who have a registered digital account with us (83%, up from 78% at the end of 2020) and customers who have signed up for paperless communications (49%, up from 45% at the end of 2020).

Social Responsibility

Social Responsibility plays an important role in our business as we aim to foster our team culture, meet the evolving needs of our customers and be good stewards of our communities. We are grounded in a set of three intangible core values – being challengers of convention, champions for our customers and cheerleaders for our team.

For Our Team Members

We empower our more than 8,000 team members across the U.S. and India because we believe that a happy team leads to happy customers. Our most recent engagement survey, which led to our third Great Place to Work certification, shows how these intentional efforts are making a difference, with our overall Employee Engagement Index measuring 87% participation, and approximately 87% of team members have said that Mr. Cooper Group is a great place to work.

Over the last few years, we transformed from the inside and cultivated a people-first culture, utilizing team member feedback to drive new initiatives and have focused on the following:

•

Talent Management: We invest in attracting, developing and retaining the best talent, and we know that focusing on holistic training, development and onboarding experiences will continue to be key in our journey from better to best, so we operate an overarching Talent Management function, which combines our Training, Leadership Development and Talent Acquisition teams in one group. Over the past year, we offered our employees approximately 485,000 hours of training across a broad range of categories, including leadership, inclusion, professional skills and performance management.

•	Performance Management: To drive transparency in ratings and team member performance, our performance management process is based on a five-point scale, which simplifies the review process and makes it easier for team members to evaluate themselves, while improving the process for managers in evaluating their teams. In the evaluation and goal setting processes, every team member has strategic goals that align with our priorities. Additionally, every team member is rated on our three core values, helping to ensure that all team members are striving to reflect our values every day through their work. Leaders are also encouraged to have more frequent touchpoints to share feedback on performance and create an open dialogue on career goals.

•

Total Rewards: We are proud to offer team members competitive pay and a variety of benefits to attract and retain top talent. We abide by a pay for performance philosophy, which is a model in which rewards are linked to a team member’s performance. Rewards are differentiated, which results in top performers receiving higher rewards, showing team members they are being compensated based on their individual contributions. To ensure our compensation practices are fair and market competitive, we evaluate our pay ranges every year using data from several industry surveys. We are also committed to giving our team greater transparency and choice in the benefits available to them. To provide more insight into the value of all benefits they receive, each team member has access to a personalized Total Rewards statement, which provides a simple, complete picture of a team member’s pay, medical benefits, life insurance, retirement plan, tax-free spending accounts, family benefits, career development opportunities and more.

•

Attractive Benefits: We believe that our benefits help us to attract and retain top talent, including some of the following offerings – Healthcare Exchange, which provides a choice of competitive insurance options; Team Member Mortgage Loan Program; Down Payment Assistance Program; Fertility and Adoption Benefits; and a Team Member Relief Fund, which is a Company-funded program that provides cash grants to our team members who may be experiencing catastrophic disasters or personal hardship. New to our benefits package for 2021, is the Student Debt Repayment Program which provides eligible team members with an extra payment of $100 each month (up to $10,000) to help pay down debt more quickly by reducing interest costs over the life of the loan and improving employees’ overall financial wellness.

Diversity, Equity and Inclusion Initiatives

Our success as a business is directly tied to our ongoing efforts to attract and retain diverse talent, promote fairness and equity and maintain an inclusive and progressive environment where each team member can thrive. To formalize our values of embracing and leveraging diversity, we established our internal Office of Diversity, Equity and Inclusion to serve as a driver and a resource for our team members. Since its inception, the Office of Diversity, Equity and Inclusion has spearheaded numerous programs including the formation and consolidation of 12 Resource Teams comprised of team members who have similar interests and backgrounds. These teams are core to our culture and serve as a resource for their members and the Company by fostering a diverse, equitable and inclusive workplace aligned with our mission, values, goals, business practices and objectives. In 2021, the Office of Diversity, Equity and Inclusion and the Resource Teams facilitated more than 75 hours of DE&I-related programming for team members, comprised of speaking engagements, career development workshops and community service. In addition, beginning in 2020, all people leaders and individual contributors in an equivalent leadership role have a diversity and inclusion performance action for each quarter included in their performance goals.

We know our work in Diversity, Equity and Inclusion is a journey. In our ongoing commitment to the DE&I journey, we focus our efforts in three key areas:

•	Transparent Communications: By committing to open and accessible communications through information sharing and feedback, we believe we can cultivate an inclusive environment.

•	Inclusive Processes: To ensure our processes are equitable and impartial for every team member, we continuously review and enhance them.

•	Increased Opportunities: Through inclusive hiring practices and expanded development offerings, we create increased opportunities for potential and current team members.

In Our Communities

Alongside government and non-profit housing organizations, in 2021, we regularly partnered with local communities to virtually connect with homeowners to assist with their housing questions and provide helpful resources. Through these partnerships, we were able to help customers with more than 284 loans and apply over two million in funds to accounts in need. We also encourage team members to volunteer their time and efforts to support their local communities through Company initiatives.

We are a premier sponsor of local United Way and Habitat for Humanity events, earning the United Way Volunteer of the Year award in Dallas-Fort Worth in 2019. We also encourage team members to volunteer with the non-profit organization of their choice by giving all team members paid time off each year for volunteer activities. Though over 95% of our team members worked remotely in 2021, due to the COVID-19 pandemic, we came together to participate in 40 virtual and in-person volunteer events.

As the largest non-bank servicer, we are committed to working alongside other industry leaders to ensure we keep the dream of homeownership alive. We have played a key leadership role in the COVID-19 housing crisis. We strongly support the forbearance program included in the CARES Act, which has made it possible for servicers like us to continue to keep millions of people in their homes. Since the CARES Act was first signed, we’ve helped approximately 434,000 homeowners go on forbearance plans, and we’ve helped more than 300,000 of them resolve and exit forbearance.

Additionally, at the request of the industry, we played a significant leadership role in the creation of a national consumer awareness campaign designed to reach homeowners who have missed one or more mortgage payments as a result of the COVID-19 pandemic and may be eligible for forbearance assistance under the CARES Act. We led the discussion, and our brand marketing team created the campaign materials now being used by mortgage companies, the Consumer Finance and Protection Bureau and organizations across the industry.

We operate two locations in India, and those teams have worked to advance local CSR initiatives helping to further broaden our impact. The team coordinates regular volunteer efforts, giving campaigns and partners with the city of Chennai to help develop critical government technologies. In response to the COVID-19 pandemic, we partnered with the Greater Chennai Corporation (“GCC”) to support the technology needs required to create a positive impact on the community, by designing and developing the Corona Monitoring app. The Corona Monitoring app helps the GCC monitor the COVID-19 situation in the city, allowing government officials to complete contact tracing, monitor for outbreaks and ensure the health of their community through social distancing efforts.

Information Security

Identifying and Addressing Information Security Risks

Information Security risk assessments are performed across our business processes, including, but not limited to, third-party services, vendors and systems that handle or process sensitive data. We undergo annual penetration assessments to evaluate susceptibility to attack through social engineering, application websites and physical or system/network vulnerabilities. These assessments also include evaluating third parties that work with us to understand the risks and impact of threats to our supply chains as well as privacy risks associated with external data management.

We review and discuss cybersecurity, information security and data privacy risks at regular intervals. A quarterly Enterprise Risk Committee Meeting is chaired by our Chief Risk and Compliance Officer and includes Information Security briefings. Our Board receives quarterly briefings on Information Security matters as part of our quarterly Audit and Risk Committee meetings. Risks that are identified during these processes are reviewed by executive leadership and corrective action plans are established to address and manage the issues.

We are audited by an AICPA accredited institution annually, resulting in both SOX and SOC1 published reports. Our approach to managing this risk includes maintaining Information Security risk insurance, a data loss prevention program, 24x7x365 Managed Security monitoring, threat and vulnerability monitoring, centralized compliance management and an award-winning identity management platform.

Training our Workforce on Cyber Safety

We believe in a proactive approach to enterprise risk management. A major tenant of our cybersecurity program includes periodic training to educate and inform team members on cyber hygiene and threat management. We have invested in technology and dedicated internal resources to facilitate training for application developers, conduct executive crisis tabletop exercises, run anti-phishing campaigns and train on privacy regulations. Our goal is to protect our customers’ financial and personal information and to ensure business continuity. These training activities are tracked and reported to our Enterprise Risk Committee on a quarterly basis.

BOARD OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board consist of not more than 11 directors, or such greater number as may be determined by the Board. As of the date of this proxy statement, the Board consists of eight members who are elected each year at the Annual Meeting of Stockholders to hold office until the next annual meeting. Our current Board is as follows:

Jay Bray	Michael Malone

Busy Burr	Shveta Mujumdar

Roy Guthrie	Tagar Olson

Daniela Jorge	Steven Scheiwe

The Board has determined that each of the directors, other than Mr. Bray, satisfies our independence standards and further that each of them is independent of us and our management within the meaning of NASDAQ’s listing standards.

Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors, and our Bylaws provide that directors are elected by a majority of the votes present in person or by proxy entitled to vote.

Committees of the Board

The Board currently has three principal standing committees – Audit & Risk, Compensation and NCG. The Board, upon recommendation from the NCG Committee, reviews committee assignments and determines whether rotation of committee members and committee chairs is appropriate to introduce fresh perspectives and to broaden and diversify the views and experiences represented on the committees. In March 2021, the Board rotated the membership of the Compensation and NCG Committees as reflected below. The Board has determined that each member of these committees is “independent,” as defined under NASDAQ’s listing standards and for the purpose of the committees upon which such directors serve.

Nominating & Corporate Governance Committee

Michael Malone, Chair

The current members of the NCG Committee are Michael Malone, Shveta Mujumdar and Steven Scheiwe. Each member of our NCG Committee is independent, as defined under NASDAQ’s listing standards. The NCG Committee met four times in 2021.

The NCG Committee’s purpose is to:

•	assist the Board in identifying individuals qualified to serve as members of the Board and its committees;

•	develop and recommend to the Board a set of corporate governance guidelines for the Company;

•	oversee the evaluation of the Board and its committees;

•	review, approve or ratify related-party transactions and other matters which may pose conflicts of interest; and

•	otherwise taking a leadership role in shaping our corporate governance.

A copy of the NCG Committee Charter is available on our website. For more information about the process for identifying and evaluating nominees for director, see the “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” section above.

Audit & Risk Committee

Roy Guthrie, Chair

The current members of the Audit & Risk Committee are Roy Guthrie, Michael Malone and Steven Scheiwe. The Board has determined that (a) each is “independent”; (b) each is financially literate; and (c) Mr. Guthrie is an “audit committee financial expert,” as these terms are defined by the Securities Exchange Act of 1934 (the “Exchange Act”) and NASDAQ. The Audit & Risk Committee met five times in 2021.

The Audit & Risk Committee’s purpose is to assist the Board in its oversight of:

•	our accounting and financial reporting processes and the audits of our financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	our internal audit function and the performance of our internal accounting and financial controls;

•	risk management, including information security and cyber risks; and

•	our compliance with legal, ethics and regulatory requirements.

A copy of the Audit & Risk Committee’s Charter is available on our website.

Compensation Committee

Tagar Olson, Chair

The current members of the Compensation Committee are Tagar Olson, Busy Burr and Michael Malone. Each member of our Compensation Committee is independent, as defined under NASDAQ’s listing standards. All directors are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act. The Compensation Committee met seven times in 2021.

The Compensation Committee’s purpose is to:

•	discharge the Board’s responsibilities relating to the compensation of our Chairman & Chief Executive Officer and other executive officers;

•	oversee our compensation policies and programs for our executive officers and directors of the Board;

•	review and discuss with management our compensation discussion and analysis to be included in our annual proxy statement and annual report filed with the SEC;

•	develop a succession plan for our executive officers; and

•	prepare the Compensation Committee Report as required by the rules of the SEC.

A copy of the Compensation Committee Charter is available on our website. For additional information regarding the Compensation Committee’s processes and procedures for consideration of director compensation and executive compensation see “Director Compensation” and “Compensation Discussion and Analysis,” respectively.

Incentive Awards Committee

The Compensation Committee has delegated to the Incentive Awards Committee, which consists of Jay Bray, our Chairman & Chief Executive Officer, the authority to make certain awards under our incentive compensation plan to our employees who are not executive officers.

Compensation Advisor

The Compensation Committee has the authority, in its sole discretion, to retain and terminate compensation advisors, including approval of the terms and fees of any such arrangement. In 2021, the Compensation Committee retained Gressle & McGinley LLC (“Gressle & McGinley”) to serve as the Compensation Committee’s independent compensation advisor. Gressle & McGinley does not provide other services to Mr. Cooper Group. Additionally, based on (a) standards promulgated by the SEC and NASDAQ to assess compensation advisor independence, which are identified in the Compensation Committee’s Charter and (b) the analysis conducted by Gressle & McGinley in its independence review, the Compensation Committee concluded that Gressle & McGinley is an independent advisor to Mr. Cooper Group and that the work performed by Gressle & McGinley did not raise any conflicts of interest. In March 2022, the Compensation Committee retained Korn Ferry to serve as its independent compensation advisor. For more information on the compensation advisor, see “Role of Compensation Advisor” in the Compensation Discussion and Analysis” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

There is not, nor was there during 2021, any compensation committee interlock or insider participation on the Compensation Committee.

Director Compensation

The Compensation Committee reviews and recommends to our Board the form and level of director compensation and seeks outside advice from its compensation advisor on market practices when changes are contemplated. The independent director fees are payable in semi-annual installments in arrears, based on the following framework:

Cash Retainer	Lead Director	Audit & Risk Committee Chair	Compensation Committee Chair	NCG Committee Chair	Audit & Risk Committee Member	Compensation Committee Member	NCG Committee Member	Annual Equity Award

$125,000	$85,000	$85,000	$60,000	$45,000	$35,000	$25,000	$20,000	$110,000

Our Directors had the following responsibilities in 2021:

Name	Lead Independent Director	Audit & Risk Committee	Compensation Committee	NCG Committee

Busy Burr			M

Roy Guthrie		C

Michael Malone	X	M	M	C

Shveta Mujumdar				M

Tagar Olson			C

Steven Scheiwe		M		M

Former Directors:

Robert Gidel		M		C

Christopher Harrington
(X denotes Lead Independent Director; C = Committee Chair; M = Committee Member)

On May 17, 2018, Messrs. Gidel, Guthrie and Malone received awards of restricted stock units from Nationstar Mortgage Holdings Inc. (“Nationstar”) with a fair market value of $330,000, which were converted to restricted stock unit awards for Mr. Cooper Group common stock that continued to vest on each of the first three anniversaries of the grant of the award. This award covered equity award grants for 2018, 2019 and 2020. In May 2020 and 2021, each of Messrs. Gidel, Guthrie and Malone received additional equity awards of fully-vested common stock to match the number of shares that vested in 2020 and 2021 for the independent directors who received annual awards. In May 2021, in addition to his annual grant, Mr. Olson received an equity award of 13,286 shares of fully-vested common stock for his service as an independent director in 2020.

All of our independent directors will receive a grant of $110,000 of restricted stock units on the date of our 2022 annual stockholders meeting, which vest the earlier of (a) the first anniversary of the grant date or (b) the date of our 2023 annual stockholders meeting following the grant date.

The independent directors have the option to defer the date that some or all vested restricted stock units are converted into shares of common stock and delivered to the director. Our 2019 Omnibus Incentive Plan (“Omnibus Incentive Plan”) places an aggregate yearly limit of $750,000 for the value of awards that can be granted together with cash fees paid to our non-employee directors.

The following table sets forth certain information regarding the compensation paid in 2021 to our independent directors.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)

Current Directors:

Busy Burr	196,236	110,000	306,236

Roy Guthrie	360,317	330,131	690,448

Michael Malone	330,295	330,131	660,426

Shveta Mujumdar	178,640	110,000	288,640

Tagar Olson	220,839	423,558	644,397

Steven Scheiwe	239,910	110,000	349,910

Former Directors:

Robert Gidel	298,685	330,131	628,816

Christopher Harrington	—	—	—

(1)	Represents fees actually paid in 2021. Mr. Harrington, as a member of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), did not receive any compensation for his service on our Board.

(2)

Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods of (a) restricted stock units granted to each of the independent directors and (b) an additional equity award received by (i) each of Messrs. Gidel, Guthrie, Malone in the amount of 6,905 shares of common stock to match the number of shares vesting in 2021 for the independent directors who received annual awards and (ii) Mr. Olson in the amount of 13,286 shares of common stock for his service on the Board as an independent director in 2020. The aggregate number of stock awards outstanding at December 31, 2021 for our directors can be found in the “Security Ownership of Certain Beneficial Owners and Management” section below.

Fees to independent directors may be made by issuance of Mr. Cooper Group common stock, based on the value of common stock at the date of grant, rather than in cash, provided that any such issuance does not prevent a director from being independent and the shares are granted pursuant to a stockholder approved plan. Directors who are also our employees receive no additional compensation for their services on the Board. All members of the Board are reimbursed for reasonable costs and expenses related to attending Board or committee meetings or other meetings with management and for expenses related to director education programs.

Director Stock Ownership Guidelines

Our stock ownership guidelines provide that non-employee directors are expected to accumulate, within five years of their election to the Board, shares of Mr. Cooper Group stock equal in value to at least five times the amount of their annual cash retainer. Shares counted toward these guidelines include any shares held by the director directly or indirectly, including deferred vested awards and unvested restricted stock units. Our Board established this particular level of stock ownership for our non-employee directors to have the interests of our non-employee directors aligned with the investment interests of our stockholders.

PROPOSAL 1: ELECTION OF DIRECTORS

Our stockholders will be asked to consider eight nominees for election to our Board to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

The names of the nominees for director and biographical information follow. All of the nominees, with the exception of Mr. Bray, have been determined by the Board to be independent under NASDAQ listing standards. Our NCG Committee has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the 2022 Annual Meeting.

In determining whether to nominate our directors for another term, the Board considered the factors discussed above under “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” as well as each director’s qualifications as discussed below and concluded that each of the directors possess those talents, backgrounds, perspectives, attributes and skills that will enable him or her to continue to provide valuable insights to our management and play an important role in helping us achieve our goals and objectives. The age, principal occupation and certain other information for our director nominees are set forth below. It is our general policy that no director having obtained the age of 70 years will stand for re-election.

Directors are elected by a majority of the votes present in person or by proxy entitled to vote, meaning that each director nominee must receive more votes cast “for” than “against” his or her election. If an incumbent director does not receive more votes cast “for” than “against” his or her election, then the director must tender his or her resignation to the Board. In that situation, the NCG Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results are certified, the Board would act on the NCG Committee’s recommendation and publicly disclose its decision and rationale behind it.

The Board believes that the each of the director nominees will be able to stand for election.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW.

Jay Bray	BACKGROUND

Age 55

Mr. Bray has served as the Company’s Chairman of the Board & Chief Executive Officer since July 2018, upon the merger of Nationstar and WMIH Corp. (the “Merger”). Additionally, he served as the Company’s President from July 2018 to June 2021. Mr. Bray has also served as a director of Nationstar since 2012. He has also served as Nationstar’s Chief Executive Officer since February 2012, and as Nationstar’s President from June 2015 to June 2021, prior to which he served as Executive Vice President & Chief Financial Officer from May 2011 to February 2012. In addition, he has served as the Chief Executive Officer of Nationstar’s wholly-owned subsidiary, Nationstar Mortgage LLC since October 2011, as the President of Nationstar Mortgage LLC, from July 2011 to June 2021, as the Chief Financial Officer of Nationstar Mortgage LLC from the time he joined Nationstar in May 2000 until September 2012, as a Manager of Nationstar Mortgage LLC since October 2011 and as the Executive Chairman of Xome Holdings LLC since September 2015. Mr. Bray has more than 30 years of experience in the mortgage servicing and originations industry. From 1988 to 1994, he worked with Arthur Andersen in Atlanta, Georgia, where he served as an audit manager from 1992 to 1994. From 1994 to 2000, Mr. Bray held a variety of leadership roles at Bank of America and predecessor entities, where he managed the Asset Backed Securitization process for mortgage-related products, developed and implemented a secondary execution strategy and profitability plan and managed investment banking relationships, secondary marketing operations and investor relations. Additionally, Mr. Bray led the portfolio acquisition, pricing and modeling group at Bank of America.

QUALIFICATIONS

Mr. Bray played a critical role in leading the servicing market shift to non-banks following the financial crisis and led the growth of our portfolio from a start of $21 billion UPB in 2008 to $710 billion today, making us the largest nonbank servicer. Mr. Bray’s in-depth experience and understanding of financial services and Mr. Cooper’s business and operations qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Director Since 2018 (Chair)
Committees None

	Current Elevate Credit, Inc.	Past Five Years Nationstar

Busy Burr	BACKGROUND

Age 60

Ms. Burr served as President & Chief Commercial Officer of Carrot, Inc., a venture-backed digital health company, from November 2019 to August 2021. Prior to which Ms. Burr was at Humana, Inc., a for-profit health insurance company, from March 2015 to September 2018, where she served as the Chief Innovation Officer and Vice President of Healthcare Trend. Prior that that, she was Managing Director of Citi Ventures and Global Head of Business Incubation of Citigroup, Inc. from January 2011 to January 2015. Ms. Burr also served as an Entrepreneur-in-Residence at eBay, Inc. from January 2010 to January 2011. Prior to joining eBay, she co-founded and served as Chief Executive Officer of Lucy & Lily (Alterdot) from March 2004 to June 2009. Ms. Burr has held various senior-leadership roles at Credit Suisse Group AG (formerly Credit Suisse First Boston), Homestead Technologies Inc. and Gap Inc., and was an investment banker for Morgan Stanley. She has served on the Board of Directors of Satellite Healthcare Inc., a not-for-profit provider of kidney dialysis and related services, since December 2018 and has previously served as a board observer for three healthcare companies, Omada Health, Inc. Aspire Health, Inc. and Livongo Health, Inc.

QUALIFICATIONS

Ms. Burr’s experience in innovation, marketing, product development and technology, including customer-centric platforms and the financial services industry qualify her to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director Since 2019
Committees Compensation

	Current Rite Aid Corporation SVB Financial Group	Past Five Years None

Roy Guthrie	BACKGROUND

Age 68

Mr. Guthrie served as an independent director of Nationstar from 2012 until the Merger in July 2018 and was its independent lead director from 2017 until the Merger. Mr. Guthrie has been the Chairman of the Executive Committee of Renovate America, Inc. (a privately-held corporation), which provides an energy efficiency and renewable energy home improvement financing platform, since September 2018, and served as Chief Executive Officer from October 2017 to September 2018. Prior to this Mr. Guthrie was the Executive Vice President of Discover Financial Services, a direct banking and payment services company, from 2005 to 2012; he previously served as Chief Financial Officer from 2005 to 2011 and as Treasurer from 2009 to 2010. Mr. Guthrie was President & Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc., from 2000 to 2004, serving on Citigroup’s Management Committee throughout this period. Mr. Guthrie was also Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while it was a public company, and he served as a member of its board of directors from 1998 to 2000.

QUALIFICATIONS

Mr. Guthrie’s valuable expertise in financial services as well as extensive experience as an executive officer and director of public companies qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director Since 2018
Committees Audit & Risk (Chair)

	Current Cascade Acquisition Corp. OneMain Holdings, Inc. Synchrony Financial	Past Five Years Nationstar Lifelock, Inc.

Daniela Jorge	BACKGROUND

Age 50

Ms. Jorge has served as a director since February 2022. Ms. Jorge has been the Chief Design Officer at PayPal, a leading financial technology company and online payments system, since November 2020, and she previously served as its Vice President of Design and Research from April 2016 to November 2020. Prior to which, she was Vice President of Digital Design and User Experience at AT&T Inc. from April 2014 to April 2016. Ms. Jorge has held various senior leadership roles at eBay Inc., Intuit Inc., Yahoo!, Kaiser Permanente and Kodak. Ms. Jorge also serves on the board of directors of BayBrazil, a non-profit technology company, and as a board advisor at Loft Brasil, Tecnologia LTDA, a privately-held Brazilian real estate technology company.

QUALIFICATIONS

Ms. Jorge’s experience as a consumer technology executive leading product design to enhance customer success and product offerings at top Fin-tech brands qualify her to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director Since 2022
Committees None

	Current None	Past Five Years None

Michael Malone	BACKGROUND

Age 68

Mr. Malone served as an independent director of Nationstar from 2012 until the Merger in July 2018. Mr. Malone is the former Managing Director of Fortress Investment Group LLC, a global investment management group, a position he held from February 2008 until February 2012, where he led the Charlotte, North Carolina office and was responsible for the business of the capital formation group in the southeast and southwest regions of the United States. Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director. Over those years Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities LLC, including real estate, gaming, lodging, leisure and the financial sponsors businesses.

QUALIFICATIONS

Mr. Malone’s extensive experience in financial services and real estate and service on other public companies’ boards qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director Since 2018 (Independent Lead Director)
Committees NCG (Chair) Audit & Risk Compensation

	Current Walker & Dunlop, Inc.	Past Five Years Nationstar New Senior Investment Group

Shveta Mujumdar	BACKGROUND

Age 43

Ms. Mujumdar has served as Senior Vice President, Corporate Development for Intuit, Inc., a business and financial software company, since February 2022. Prior to that, she served as Head of Corporate Development for Block, Inc. (formerly Square, Inc.), a financial services and digital payments company from November 2021 to February 2022. From September 2016 to November 2021, she served as Vice President, Corporate Development for Intuit, Inc. Prior to which she served as the Vice President, Corporate Development for Lynda.com from February 2013 until its acquisition by LinkedIn in May 2015, after which she continued as a consultant for LinkedIn until August 2015. Ms. Mujumdar has held various senior-leadership roles at QuinStreet, LiveNation/Ticketmaster, Goldman Sachs Group and Deloitte.

QUALIFICATIONS

Ms. Mujumdar’s experience in strategy, corporate development and data and technology qualify her to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director Since 2020
Committees NCG

	Current None	Past Five Years None

Tagar Olson	BACKGROUND

Age 44

Mr. Olson has served as a director since May 2015. He is a founder of Integrum Holdings LP, an investment firm focused on partnering with technology-enabled services companies and has served on its Management Committee and as Chair of its Investment Committee since 2021. Prior to Integrum, he was a partner at KKR. He joined KKR in 2002 and prior to his departure in December 2019, served as head of KKR’s financial services and hospitality and leisure industry teams. He served as a member of the Investment Committee and Portfolio Management Committees within the KKR America’s Private Equity platform and also served as a member of KKR’s Global Investment, Markets and Distribution Committee. Mr. Olson played a significant role in many of KKR’s other investments in the financial services sector. Mr. Olson currently serves on the boards of directors of a number of privately-held companies. Prior to joining KKR, Mr. Olson was with Evercore Partners Inc. He is also a is also a co-founder of the DHPS Foundation, a charitable organization dedicated to the research and treatment of rare genetic diseases.

QUALIFICATIONS

Mr. Olson’s extensive experience in corporate financings, mergers, acquisitions, investments and strategic transactions, his relationships in the investment banking and private equity industries and his experience in identifying potential merger and acquisition candidates qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director Since 2015
Committees
Compensation (Chair)

	Current None	Past Five Years First Data Corporation (now known as Fiserv Inc.)

Steven Scheiwe	BACKGROUND

Age 61

Mr. Scheiwe has been President of Ontrac Advisors, Inc., a privately-held company which offers analysis and management services to private equity groups, privately held companies and funds managing distressed corporate debt issues, since 2001. Mr. Scheiwe has also served on the boards of directors of several public and privately-held companies in the last ten years.

QUALIFICATIONS

Mr. Scheiwe’s high level of financial literacy, broad experience serving as a board member of public and private companies, his experience in mergers, acquisitions and financing, his legal acumen and his experience serving on audit committees qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director Since 2012
Committees
Audit & Risk NCG

	Current None	Past Five Years Alimco Financial Corporation Hancock Fabrics, Inc. Verso Corporation

EXECUTIVE OFFICERS

The following summarizes the business experience of our executive officers other than Mr. Bray:

Kurt Johnson	BACKGROUND
Age 52

Mr. Johnson has served as the Company’s Executive Vice President & Chief Risk and Compliance Officer since April 2021. He served as the Senior Vice President & Chief Credit Officer at Nationstar’s wholly-owned subsidiary, Nationstar Mortgage LLC from July 2019 to April 2021. Prior to which he served as that company’s Senior Vice President since joining Nationstar in November 2015, during which he led Project Titan, the Company’s two-year initiative to enhance servicing technology. Prior to joining Nationstar, he served in senior leadership positions at OneWest Bank for six years, and earlier in his career, he assisted the FDIC in the development of a streamline modification program which served as the template for the Home Affordable Modification Program (HAMP).

INDUSTRY EXPERIENCE

Mr. Johnson has more than 20 years of experience in the mortgage-banking industry.

Executive Vice President & Chief Risk and Compliance Officer

Christopher Marshall	BACKGROUND
Age 62

Mr. Marshall has served as the Company’s Vice Chairman since January 2019, as Chief Financial Officer since March 2019 and as President since June 2021. In addition, he has served as Vice Chairman & Chief Financial Officer of Nationstar and Nationstar’s wholly-owned subsidiary, Nationstar Mortgage LLC since March 2019, and as its President since June 2021. Prior to joining the Company, he served as Executive Chairman at Tax Guard Inc., which is the leading provider of federal tax payment data to banks and specialty lenders, prior to which he served as Co-Founder and Executive Vice President & Chief Financial Officer at Capital Bank Financial Corp. from October 2009 until its acquisition by First Horizon National Capital Corporation in December 2017. Previously, Mr. Marshall served as Chief Restructuring Officer of GMAC, Inc., now Ally Financial, Inc., from May 2009 to October 2009; as an advisor to The Blackstone Group, L.P. from July 2008 to March 2009; and as Executive Vice President & Chief Financial Officer of Fifth Third Bancorp from 2006 to 2008. Prior to joining Fifth Third Bancorp, Mr. Marshall held several senior executive roles at Bank of America Corporation, including serving as Chief Financial Officer and Chief Operating Officer of the Global Consumer and Small Business Bank and was a member of that firm’s management operating committee. He also served in various senior-leadership roles at Honeywell International Inc., AlliedSignal Technical Services Corporation and TRW, Inc.

INDUSTRY EXPERIENCE

Mr. Marshall has held key leadership positions in the banking and finance industry for more than 20 years.

Vice Chairman, President & Chief Financial Officer

Michael Rawls	BACKGROUND
Age 52

Mr. Rawls has served as Chief Executive Officer of the Company’s indirect wholly-owned subsidiary Xome Holdings LLC since January 2020. He served as the Company’s Executive Vice President, Servicing from July 2018 to January 2020, and held the same position at Nationstar and Nationstar’s wholly-owned subsidiary, Nationstar Mortgage LLC from June 2015 to January 2020. Prior to such time he served as the President of Champion Mortgage from 2014 to June 2015; as Nationstar’s Executive Vice President, Default from 2013 to 2014; as Nationstar’s Senior Vice President, Loss Mitigation from 2008 to 2013; and has held other key positions since joining Nationstar in 2000.

INDUSTRY EXPERIENCE

Mr. Rawls has over 20 years of expertise in mortgage operations, with a concentration in loss mitigation, foreclosure, bankruptcy and real estate owned portfolios.

Chief Executive Officer – Xome

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the executive compensation programs for the individuals that served as our Chief Executive Officer, Chief Financial Officer and our other named executive officers (“NEOs”) in 2021, as set forth below.

Name	Title

Jay Bray	Chairman and Chief Executive Officer

Chris Marshall	Vice Chairman, President and Chief Financial Officer

Eldridge Burns(1)	Executive Vice President and Chief Legal Officer

Michael Rawls	Executive Vice President - CEO Xome

Anthony Ebers(2)	Former Executive Vice President and Chief Operating Officer

(1)	Mr. Burns’ employment with us ended on April 1, 2022.
(2)	Mr. Ebers’ employment with us ended on July 1, 2021. Please see “Payments in Connection with a Termination” section of this proxy statement for more information.

This CD&A provides discussion and analysis of our executive compensation framework, including (a) elements of pay, (b) 2021 performance of our NEOs and resulting incentive awards, (c) the process and rationale by which we determined these awards and (d) our compensation governance policies.

Executive Summary

The Compensation Committee designs our executive compensation program to align management incentives with long-term stockholder interests and reflects this philosophy by awarding a substantial majority of annual compensation in the form of variable performance-based incentives.

In making its final compensation decisions for 2021, the Compensation Committee took into account (a) our strong financial performance, including higher-than-targeted earnings, (b) growth in tangible book value, (c) growth in the Servicing portfolio, (d) improvements to our capital and liquidity position, as well as TSR, which surpassed that of our peer group, (e) successful strategic transactions, including the sale of three out of Xome’s four business units and disposal of the reverse portfolio and (f) changes in certain executive responsibilities. Financial highlights included:

✓	Servicing portfolio UPB ended the year at $710 billion, an increase of 17% from the prior year

✓	Achieved record funded volume of $84.5 billion, 34% higher than 2020

✓	Increased tangible book value per share(1) by 67%, from $26.30 at year-end 2020 to $43.82 at year-end 2021

✓	Generated operating ROTCE(1) of 25.7% for 2021

✓	Achieved Great Place to Work certification for the third consecutive year

✓	Issued $600 million 5.75% 10-year unsecured senior notes in an offering which was 2x oversubscribed

✓	Upgraded by S&P to B+ and by Moody’s, subsequent to year-end, to B1

✓	Repurchased 16.9 million common shares and 1 million preferred shares for total consideration of $600 million and a weighted average price for the common shares of $33.80 per share

✓	Sold Xome’s Title365, Valuations and Field Services businesses and our Reverse Mortgage portfolio

✓	Outperformed our peer group in one-year TSR, with the Company achieving a 34% TSR compared to the peer group median of 26%

(1)	Annex A includes a discussion and reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Stockholder Feedback

We conduct an organized investor outreach program throughout the year to communicate our strategic objectives to and discuss our financial performance with investors. During the fall of 2021, we launched a dedicated investor outreach program to solicit feedback on our compensation philosophy and programs. This program included soliciting 19 investors, representing approximately 70% of our outstanding shares, and arranging calls with our new Compensation Committee chairman and our investor relations personnel. Investors recognized our strong financial performance, execution of strategic objectives, return of capital and TSR in excess of market benchmarks and peers and provided helpful guidance that will help us shape our compensation programs. Specifically, many investors expressed a preference for a more quantitative and factor-based approach to setting executive incentive awards based on a broader range of strategic and financial metrics, more detailed rationale for Compensation Committee decisions and more focus on ESG-related issues and disclosures. As a result, we are in the process of re-designing our annual incentive plan design framework to place more emphasis on quantitative performance in 2022.

We are committed to maintaining an active dialogue with stockholders to understand stockholders’ perspectives on our executive compensation program and provide transparency into our practices. We have had further investor dialogue in 2022 and plan to continue our outreach activities throughout the year.

Compensation Changes for 2021

The stockholder feedback encouraged us to move forward with many changes to our compensation program, including improvements that were already under way. First, to accelerate the pace of change, the Board appointed a new Compensation Committee chairman with a mandate to align our compensation framework with a more formal factor-based approach incorporating a wider range of quantitative strategic and financial factors starting in 2022. Second, we revised and expanded this CD&A to more clearly explain the rationale for Compensation Committee decisions. Third, we retained Korn Ferry as the Compensation Committee’s independent consultant to help us migrate our framework toward best-in-class practices.

Corporate Objective and Executive Compensation

Our overall corporate objective is to deliver a fair return to stockholders that is commensurate with the risks of our business. Our critical measure of success is TSR. Our compensation program for senior executives aligns the interests of management and stockholders in growing the value of our Company while managing risk. At the same time, we recognize the market for executive talent requires competitive remuneration. Our compensation program is designed to balance three objectives:

•	Motivate and reward management for creating and executing a strategy that drives TSR;

•	Attract, retain and motivate our executive level talent; and

•	Manage the cost of the program by aligning compensation with both Company and executive performance.

Below are some highlights of our compensation program:

What We Do	What We Don’t Do

✓  Align our executive pay with performance

✓  Annual “say on pay” advisory vote

✓  Set multiple challenging performance objectives

✓  Stock ownership guidelines for executive officers and directors

✓  Independent compensation consultant engaged by the Compensation Committee

✓  Annual review and approval of our compensation strategy

✓  Significant portion of executive compensation at risk based on corporate performance and TSR

✓  Double trigger equity acceleration default provision upon change of control

✓  Minimum equity award vesting periods for time-based restricted stock units

✓  Clawback of equity awards under specified circumstances

X   Tax gross-ups for change of control benefits

X   Permit short sales, hedging, or pledging of stock ownership positions

X   Strict benchmarking of compensation to a specific percentile of our peer group

X   Excessive perquisites

Overview of the 2021 Executive Compensation Program for our NEOs

The compensation program for our NEOs has three components: base salary, annual cash incentive awards and equity awards (both time and performance-based). On average, approximately 80% of the NEOs’ target total compensation is in the form of variable awards, with the award value based on financial performance and the execution of strategic objectives. The chart below illustrates the four principal pay elements of our compensation program and the rationale for their use.

	Base Salary	Annual Cash Incentive	PSUs	RSUs(1)

	Fixed	Variable Pay (~80%)
Purpose of Pay Element	∎ Provide a fixed level of compensation to attract and retain executives

∎   Provide cash rewards for the attainment of short-term performance objectives

∎   The short-term objectives aim to improve the customer experience, maintain regulatory compliance, manage risk and strengthen employee commitment

			∎ Incentivize executives to achieve our long-term objectives while also aligning their interests with those of stockholders	∎ Retain and incentivize executives ∎ Align interests of the executives with those of stockholders

Timeframe	N/A	∎ Annual	∎ 1- and 3-year performance periods	∎ 3-year vesting period

Performance Metrics	N/A	∎ Metrics differ per executive. ∎ The program includes the following metrics: ¡ Adjusted EBT ¡ Xome Adjusted EBT ¡ Legal core functional expense ¡ Strategic objectives	∎ Absolute TSR	N/A

(1)	Messrs. Burns and Rawls equity in 2021 is time-based equity.

2021 Target Total Compensation

The table below outlines the target total compensation for each of our NEOs based on our four principal pay elements:

Executive	Base Salary	Target Annual Incentive	Target Long-Term Incentive	Target Total Direct Compensation

Jay Bray	$1,000,000	$2,500,000	$3,500,000	$7,000,000

Chris Marshall	$750,000	$1,500,000	$1,000,000	$3,250,000

Eldridge Burns	$500,000	$450,000	$450,000	$1,400,000

Michael Rawls	$450,000	$1,080,000	$750,000	$2,280,000

Anthony Ebers	$750,000(1)	$1,500,000	$1,000,000	$3,250,000

(1)	Represents Mr. Ebers’ 2021 base salary prior to his separation on July 1, 2021.

The graphs below outline our NEO’s 2021 target pay mix:

Base Salary

The Compensation Committee sets base salaries considering the scope of each NEO’s responsibilities and market data on compensation levels necessary to recruit and retain executives with the appropriate skills and experience. The Compensation Committee reviews base salaries annually in connection with its performance evaluation process and adjusts salaries periodically based on the individual performance of each NEO and the overall performance of the Company. Periodic base salary adjustments are intended to ensure that the individual’s overall compensation remains competitive for the position and responsibilities.

In determining base salary for our NEOs for 2021, the Compensation Committee considered the base salaries of our peer group, as well as the forecast for reduced mortgage industry profitability, and determined in each case that no increase to base salary was appropriate for our NEOs at this time.

Base Salary

Executive	2020	2021	% Increase

Jay Bray	$1,000,000	$1,000,000	0%

Chris Marshall	$750,000	$750,000	0%

Eldridge Burns	$500,000	$500,000	0%

Michael Rawls	$450,000	$450,000	0%

Anthony Ebers	$750,000	$750,000(1)	0%

(1)	Represents Mr. Ebers’ 2021 base salary prior to his separation on July 1, 2021.

Annual Cash Incentive Awards

Each of our NEOs participates in an annual cash incentive program intended to reward strong individual performance and the Company’s overall achievement of financial and strategic goals. As part of this process, we use scorecards with metrics tailored for each NEO’s areas of responsibility. Fifty percent (50%) of each scorecard is based on financial performance, while the remaining 50% is based on achievement of strategic objectives. In determining appropriate awards for each NEO, the Compensation Committee may use its discretion to adjust the amount of any award based on a participant’s individual performance or other factor that the Compensation Committee deems relevant. The 2021 financial metrics and weightings are presented in the table below.

Executive	Adjusted EBT	Xome Adjusted EBT	Legal Core Functional Expense	Strategic Business Goals

Jay Bray	50%			50%

Chris Marshall	50%			50%

Eldridge Burns	30%		20%	50%

Michael Rawls	25%	25%		50%

Anthony Ebers	50%			50%

Annual Cash Incentive for CEO, Jay Bray

The Compensation Committee sets the CEO’s annual cash award based on demonstrated achievement of financial and strategic objectives. For 2021, the Compensation Committee set the CEO’s target cash incentive at $2,500,000, consistent with the 2020 target.

Financial Objectives for the CEO

For 2021, the Compensation Committee measured financial performance using Adjusted Earnings Before Taxes (Adjusted EBT) and established the following threshold, target and maximum payout levels as shown below):

	Threshold	Target	Maximum	Result

Adjusted EBT(1)	$549M	$751M	$1,154M	$1,006M

Payout(2)	$625K (50% of target)	$1.250M	$1.750M (140% of target)	$1.563M (125% of target)

(1)	Adjusted EBT is a non-GAAP measure that begins with the GAAP pre-tax income of the total Company and excludes non-GAAP adjustment items.

(2)	Payout figure calculated based on achievement of $1,006M Adjusted EBT ($255M above target), with each incremental $10M of Adjusted EBT above target equaling an additional 1% of incentive payout.

During 2021, the Compensation Committee set a target for Adjusted EBT of $751 million, down 35% from 2020’s actual Adjusted EBT of $1,154 million. 2020 was an exceptionally profitable year for the industry and represented the most profitable year in our history, with more than double the profitability of the previous year. The reduced target for 2021 reflects the sensitivity of mortgage industry profitability to interest rates and the Compensation Committee’s judgment that the industry and the Company would generate significantly lower levels of profitability in 2021. This judgment was based in part on the Mortgage Bankers Association forecast for total industry origination volumes in 2021 of $2.8 trillion, down 33% from the actual level of $4.1 trillion achieved in 2020. Furthermore, the Compensation Committee determined that industry origination margins in 2020 were much wider than normal due to the magnitude of the refinance boom and industry capacity constraints. The Compensation Committee anticipated that reduced volumes would lead to more intense competition and pricing pressure in our Originations segment, while continued low interest rates would delay the return to normalized margins in our Servicing segment.

Strategic Objectives for the CEO

The CEO is responsible for the development and execution of our strategy, which encompasses specific goals for growth, profitability, balance sheet strength, customer experience and team member engagement. At the beginning of 2021, the Compensation Committee reviewed our strategic goals and approved a performance scorecard, which the independent Directors of the Board used to evaluate the CEO’s performance during the year. For 2021, the scorecard contained 19 quantitative and qualitative factors in six categories, including the following:

Scorecard Category	Weight	Description

Strategic Plan	24%	Development and execution of a strategy to innovate, grow and create stockholder value and the skills, processes, technologies, values and assets required to execute the strategy.

Operational Excellence	24%	Development and execution of short- and long-term initiatives to meet the strategic objectives and management of the senior leadership team.

Risk Management	14%	Oversight of business risks facing the Originations and Servicing segments and establishing processes to adequately inform risk management activities.

Leadership	19%	Creation of a culture of high performance, effective decision-making processes and succession planning.

Management of Capital Resources and Expenses	12%	Achievement of revenue and expense targets and deployment of excess capital to provide an adequate return to stockholders.

Board Relations	7%	Engagement with other members of the Board and effective management of investors and analysts.

At the conclusion of the fiscal year, the independent Directors of the Board participated in a performance review with the assistance of its compensation advisor, who collected and summarized the Board’s commentary. The compensation advisor tallied each Board member’s responses and prepared a report for the Board under the direct guidance of the Compensation Committee. Board members scored the outcome of each strategic objective on a scale ranging from 1 to 7, where 1.0 was “Well Below Expectations,” 4.0 was “Meets Expectations” and 7.0 was “Well Exceeds Expectations.” The Compensation Committee reviewed and ratified the report. A summary of the report, and the output of the scores, is set forth in the table below.

Scorecard Category	Overall Assessment Summary	Results	Scale Score
Strategic Plan	Our long-term strategy requires further development.	Below expectations	3.63

Operational Excellence	Despite changes in the industry and structure of the Company, the CEO has operated in an efficient manner while executing on strategic objectives.	Exceed expectations	5.75

Risk Management	The CEO has effectively addressed risks, such as the pandemic, administration changes, foreclosure moratoriums and industry liquidity issues.	Exceed expectations	5.92

Leadership	The CEO’s style allows for broad participation from others, and he has a strong commitment from the executive team.	Exceed expectations	5.21

Scorecard Category	Overall Assessment Summary	Results	Scale Score
Management of Capital Resources and Expenses	Liquidity and profitability dramatically improved to their highest levels in Company history.	Exceed expectations	6.58
Board Relations	The CEO has actively engaged the Board during a period of transition and challenge. The CEO is also recognized for bringing on high-quality board members from different backgrounds to diversify strategic thinking.	Exceed expectations	5.25

An assessment of CEO’s strategic performance resulted in a weighted rating of 5.23, or 115% of the target bonus for this portion of the annual incentive program.

At the conclusion of the fiscal year, the Compensation Committee approved an above-target payout for the CEO of $3 million (120% of target). In making this decision, the Compensation Committee took into account (a) the Company’s financial performance, including Adjusted EBT at 125% of target, (b) the strategic scorecard figures and related commentary and (c) the Company’s success in other areas, including strategic divestitures, returning of excess capital and improving key balance sheet metrics, such as tangible book value, capital and liquidity. Partially offsetting these positives, the Compensation Committee took into account Board members’ expectations for additional progress on long-term strategic planning.

Annual Cash Incentive for our Vice Chairman, President and CFO, Chris Marshall

Similar to that of Mr. Bray, Mr. Marshall’s scorecard was equally weighted between financial performance, as measured by Adjusted EBT, and strategic objectives, which included the following specific goals:

Strategic Goal	Outcome

Increase share price	34% TSR

Monetize Xome	Mr. Marshall was instrumental in the sales of the title, valuation and field service businesses for a total pretax gain of $528 million

Sell reverse mortgage portfolio	The sale of our reverse portfolio to Mortgage Assets Management strengthened our business model, simplified financials and reallocated liquidity into core operations

Improve liquidity	We ended the year with $1.7 billion in cash and unutilized MSR lines, which is the highest level of liquidity in our history

Increase UPB	UPB grew from $608 billion to $710 billion, up 17% year-over-year

In addition to assessing Mr. Marshall’s performance under strategic goals, the Compensation Committee recognized that Mr. Marshall’s role and responsibilities expanded following his mid-year promotion to President. As President, Mr. Marshall oversees the Originations and Servicing segments and is responsible for key business functions, including technology and digital transformation.

Based on a consideration of these items, the Committee awarded Mr. Marshall a cash bonus of $2 million (133% of target).

Annual Cash Incentive for Eldridge Burns and Michael Rawls

The cash incentives for Messrs. Burns and Rawls were determined by a quantitative scorecard equally weighted between financial and strategic objectives. The Compensation Committee assessed performance under each scorecard factor with ratings between 1 and 5, where 1 represents “Unsatisfactory achievement” and 5 represents “Outstanding achievement.”

Financial Objectives

For Mr. Burns, 60% of the financial performance metric was based on the Company’s Adjusted EBT and 40% was based on Legal Core Functional Expenses. For Mr. Rawls, as the CEO of Xome, 50% of the financial performance metric was based on the Company’s Adjusted EBT and 50% was based on Xome’s Adjusted EBT. The 2021 financial targets and results are presented in the tables below.

	Performance Objectives			Actual Performance
Metric	Threshold	Target	Maximum	Result	Result Rating

Adjusted EBT	$549M	$751M	$1,154M	$1,006M	4

Legal Core Functional Expense	$(30.3)M	$(29.6)M	$(28.4)M	$(29.6)M	3

Xome Adjusted EBT(1)	$(6)M	$0M	$13M	$3M	3.5

	Actual Performance		Mr. Burns’ Scorecard		Mr. Rawls’ Scorecard

Metric	Result	Result Rating	Weighting	Weighted Rating	Weighting	Weighted Rating

Adjusted EBT	$1,006M	4	30%	1.2	25%	1.0

Legal Core Functional Expense	$(29.6)M	3	20%	0.6	—	—

Xome Adjusted EBT(1)	$3M	3.5	—	—	25%	.875

Total			50%	1.8	50%	1.875

(1)	Adjusted Xome EBT is a non-GAAP measure that begins with the GAAP pre-tax income of Xome and excludes non-GAAP adjustment items.

Strategic Objectives for Eldridge Burns and Michael Rawls

The scorecards for Messrs. Burns and Rawls were based on several quantitative factors with different weightings.

Scorecard Category	Factor	Target	Overall Result	Rating
Employee Engagement (weighted 20%)	Great Place to Work (GPTW) survey	Recertify and achieve 2020 baseline GPTW Score	Exceeded target for 3rd year in a row	Rawls: 3.6 Burns: 3.2
	Channel/Functional GPTW survey	Recertify and achieve 2020 baseline GPTW Score	Rawls: Exceed target Burns: Target not met
	Diversity and inclusion GPTW score	Same average score as 2020	Exceeded target for the 2nd year in tracking this metric
	Annual voluntary turnover rate	Maintain 2020 baseline	Target met due to mid-year adjustment based on strategic shift in workforce management and national turnover trends

Customer (weighted 20%)	JD Power Survey Quarterly Rating for Originations and Servicing	Meet Originations and Servicing internal goals	Originations exceeded targets every quarter; Servicing did not meet targets due to increase in de-linquency and forbearance activity	2.78 (Rawls and Burns)
	JD Power Survey Annual Rating	Improve ranking by 1	Servicing exceeded target, moving up 2 spots in national rankings; Originations did not meet target, dropping in ranking compared to prior year
	Digital engagement	Meet increase of paperless adoption and digital loan goals	Target met for paperless adoption. Digital loan scores were lower due to increase in forbearance activity

Compliance (weighted 10%)	Federal and State regulatory compliance exam issue resolution	85% validation rate by IA	Exceeded target with 0 repeat findings or exam issues	5 (Rawls and Burns)
	Company internal audit (“IA”) reports issued during 2021 and validation performed by IA	85% validation rate by IA	Exceeded target with 0 repeat findings or internal audit issues

Performance against the strategic goals resulted in a weighted score of 1.696 for Mr. Burns and 1.776 for Mr. Rawls.

Approved Annual Bonus Payouts

To determine the incentive cash award for Messrs. Burns and Rawls, the Compensation Committee compared their overall ratings, which reflected both the financial and strategic scores, to the following payout scale:

Overall Rating	% of Max Bonus

4.75 – 5.00	100%
4.50 – 4.74	90%
4.00 – 4.49	80%
3.50 – 3.99	70%
3.00 – 3.49	60%
2.50 – 2.99	40%
2.00 – 2.49	20%
<2.00	0%

At the Compensation Committee’s February 2022 meeting, the Committee approved annual bonus payouts for Messrs. Burns and Rawls based on the scorecards and payout scale, as shown in the table below.

Executive	Target Bonus	Maximum Bonus	Financial Performance Weighted Score (50%)	Strategic Performance Weighted Score (50%)	Overall Rating	% of Max Bonus Earned	Final Payment
Eldridge Burns	$450,000	$750,000	1.8	1.696	3.496	60%	$450,000 (100% of target)

Michael Rawls	$1,080,000	$1,800,000	1.875	1.776	3.651	70%	$1,260,000 (117% of target)

Long-Term Incentive Awards

Incentive Plan

Under our Omnibus Incentive Plan, the Compensation Committee may grant equity- and cash-based awards to certain key employees, consultants and non-employees to attract, retain and reward these individuals and, by using a component of equity, to strengthen the alignment of interests between those individuals and our stockholders. Equity grants consist of Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”).

PSUs: Our PSU program provides for an annual equity grant of performance shares, under which the number of shares that vest is based on achieving pre-established one-year and three-year financial targets. For the 2021 award, the financial target was based on TSR. If the one-year and/or three-year target is exceeded, additional shares may vest; if performance is less than target, fewer shares vest; and, if performance is below a minimum level, no shares vest.

There are two opportunities to vest in the shares. At the end of the first year following the grant (“Initial Period”), one-third of the total shares initially granted is set as the target. The actual number of shares that vest is based on the one-year TSR and can range between no shares and 200% of the target shares. At the end of the third year (“Cumulative Period”), the equity grant is evaluated against the three-year TSR. Any shares that vested at the end of the first year are deducted from the shares that vest at the end of the third year. However, there is no claw back provision to the extent that the shares which vested at the end of the first year exceeds the number that would have vested at the end of the third year. PSU terms are presented below:

Performance Criteria	Total Shareholder Return
	Initial Period (1/3rd of total shares)	Cumulative Period
Below Threshold	Less than 5.5%	Less than 17.4%
Threshold	5.5%	17.4%
Target	10.0%	33.1%
Maximum	14.5%	50.1%

Award Opportunity	Shares awarded as a percent of Target shares
Below Threshold	0%	0%
Threshold	50%	50%
Target	100%	100%
Maximum	200%	200%

In March 2021, the Compensation Committee awarded PSUs to the senior executive team as follows:

Executive	Value of PSUs

Jay Bray	$4,750,000

Chris Marshall	$2,500,000

Anthony Ebers(1)	$2,500,000

(1)	When Mr. Ebers separated from the Company in 2021, he forfeited his unvested awards.

After the completion of the one-year performance period, the Compensation Committee certified that one-year TSR, measured from the performance period of March 1, 2021 to March 1, 2022, was 53.44%. As a result, one third of the target shares vested at 200% of the target level, and Mr. Bray earned 84,330 shares and Mr. Marshall earned 44,384 shares.

RSUs: The Compensation Committee grants time-based awards of RSUs to retain key talent and align the interest of key executives with our stockholders through stock ownership. Each RSU is equivalent in value to one share of our common stock and generally vests in one-third installments on each of the first three anniversaries of the award, provided the participant remains continuously employed with the Company during that time. In addition, upon death, disability or a change-in-control of the Company and subsequent qualified termination within a specified window, unvested RSUs will vest. We believe that time-based vesting requirements provide an effective retention mechanism that complements other aspects of our compensation framework. Since the ultimate value of these awards depends on the market value of our common stock on the vesting date, time-based equity awards also serve to effectively align the interests of the participants with our stockholders.

2021 RSU Awards

In March 2021, taking in to account our overall performance as well as the contributions of these executives, the Compensation Committee awarded RSUs as follows:

Executive	Value of RSUs

Eldridge Burns	$450,000

Michael Rawls	$1,000,000

2021 Special One-Time Award

In addition to the cash and RSU awards noted above, the Compensation Committee awarded a special one-time bonus to Mr. Rawls of $1.2 million in recognition of (a) his leadership of Xome during a process of strategic review and disposition, (b) his effective management of the sale process, which led to over $500 million in proceeds for the Company and (c) improvements made to the auction exchange, which is the sole remaining business unit at Xome. This award consisted of $408,000 in RSUs with a three-year vesting period and a one-time cash payment of $792,000.

Process for Setting Executive Officer Compensation

Role of Compensation Committee

The Compensation Committee administers our compensation plans, programs and policies relating to our NEOs. The Compensation Committee conducts periodic reviews, at least annually, and monitors our overall compensation strategy to ensure that executive compensation supports our business objectives. It also conducts an annual evaluation of our CEO’s performance. As part of this process, the Compensation Committee, with assistance from its compensation advisor, reviews compensation data including base salary, annual cash incentives, long-term incentives and other benefits of similarly situated executive officers in our peer group.

Role of NEOs in the Compensation Process

Our CEO provides the Compensation Committee with his evaluation of the job performance of the other NEOs and offers recommendations as to their compensation levels. The Compensation Committee considers these recommendations but makes all compensation decisions related to our executive officers in its sole discretion. The other NEOs do not play a role in the compensation process.

Role of Compensation Advisor

Under its charter, the Compensation Committee has the authority to engage the services of a compensation advisor to assist it in the performance of its duties. During 2021, the Compensation Committee retained Gressle & McGinley to serve as its independent compensation advisor on matters related to executive and board of director compensation for 2021. The compensation advisor regularly attended Compensation Committee meetings and reported directly to the Compensation Committee.

During 2021, the compensation advisor:

•	Reviewed our peer group;

•	Conducted an analysis of compensation for our executive officers and directors;

•	Assessed how compensation aligns with our philosophy and objectives;

•	Assisted the Compensation Committee in the review of incentive plan design and related benefit programs; and

•	Provided the Compensation Committee with ongoing advice and counsel on market compensation and governance trends including their impact on our executive and director compensation programs.

Beginning in the fall of 2021, the Compensation Committee undertook a process of evaluating the capabilities of a group of potential advisors, with the goal of accelerating the Company’s progress towards greater use of quantitative metrics in the calculation of incentive compensation, adopting other best-in-class practices and addressing other aspects of stockholder feedback. In February 2022, the Compensation Committee retained Korn Ferry as its independent compensation advisor.

Compensation Peer Group

The Compensation Committee, with assistance from its compensation advisor, annually assesses market conditions through a review of compensation levels within a group of peer companies (the “Peer Group”), which the Compensation Committee reviews on an annual basis. The Compensation Committee reviewed the composition of the Peer Group and elected to retain those companies for 2021. The Compensation Committee used findings from the compensation review to assess our NEOs’ pay position, our overall program design and program leverage relative to peers. The Compensation Committee does not target a specific range of pay relative to pay of the Peer Group. For 2021, our Peer Group was comprised of 17 organizations that consisted of:

•	Mortgage industry-related peers, including loan originators and servicers, whose businesses are similar functionally to the Company’s,

•	FinTech organizations, whose focus on technology and innovation is similar to the Company’s approach to developing and monetizing applications, and

•

Mortgage Real Estate Investment Trusts (“REITs”) including those with mortgage banking operations and/or exposure to mortgage-related fundamentals such as in market rates, home price appreciation and other related macroeconomic factors.

Company Name	Ticker	Company Name	Ticker

Mortgage Industry-Related Peers

LendingClub Corporation	LC	Radian Group, Inc.	RDN

LendingTree, Inc.	TREE	Rocket Companies, Inc.	RKT

Ocwen Financial Corporation	OCN	PennyMac Financial Services, Inc.	PFSI
OneMain Holdings, Inc.	OMF

FinTech Organizations

Altisource Portfolio Solutions S.A.	ASPS	Walker & Dunlop, Inc.	WD

Black Knight, Inc.	BKI	Zillow Group, Inc.	Z

CoreLogic, Inc.	CLGX

Mortgage REITs

Arbor Realty Trust, Inc.	ABR	MFA Financial, Inc.	MFA

Chimera Investment Corporation	CIM	Redwood Trust Inc.	RWT

Ladder Capital Corp	LADR

As a result of our monetization strategy for Xome, changes in the market and several companies in the mortgage industry recently going public, we are reassessing the Peer Group for our 2022 compensation decisions.

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines, under which each NEO must own shares of our common stock with an aggregate market value of no less than the applicable multiple of the officer’s annual base salary for the immediately preceding year as follows:

Multiple of Annual Salary

Chief Executive Officer	5x

Chief Financial Officer	3x

Chief Operating Officer	3x

All Other Executive Officers	2x

The Compensation Committee selected these levels of stock ownership for our executive officers to align their interests with stockholders. The minimum share ownership requirement must be satisfied by no later than March 1, 2024, or the fifth anniversary of the date an officer receives his or her first grant as an executive officer. All executive officers are in compliance with these stock ownership guidelines.

Anti-Hedging and Pledging Policy

Certain forms of hedging or monetization transactions allow a director or employee to lock in the value of his or her stock holdings in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as our other stockholders. Therefore, under our insider trading program, our officers, directors and employees may not engage in any hedging or monetization transactions with respect to our securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. Additionally, our officers, directors and employees are prohibited from margining Company securities or pledging Company securities as collateral for a loan.

Risk Considerations

In developing and reviewing our executive incentive programs, the Compensation Committee considers the business risks inherent in the design of compensation arrangements to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards. At the request of our Compensation Committee, our Chief Risk & Compliance Officer reviewed the Company’s compensation programs and related governance provisions and practices and concluded that our compensation programs are aligned to the interests of stockholders, provide for appropriate pay for performance alignment, contain risk mitigating features and do not promote unnecessary and excessive risk. Based on this assessment, the Compensation Committee believes that the Company’s compensation programs do not provide incentives for excessive risk-taking and, therefore, do not encourage employees to take unreasonable risks relating to the Company’s business, and are not reasonably likely to have a material adverse effect on the Company.

Other Compensation Components

All our NEOs are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of our NEOs. While we do not view perquisites as a significant element of our compensation structure, we believe that limited perquisites facilitate the attraction and retention of superior management talent. The value of these benefits to our NEOs is set forth in the Summary Compensation Table under the column “All Other Compensation.” For 2021, these perquisites primarily related to contributions to a NEO’s 401(k) plan account.

Tax and Accounting Implications

The Compensation Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Code. We account for equity-based compensation with respect to our long-term equity incentive award programs in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718.

Certain incentive plans and agreements may entitle participants to receive payments in connection with a change in control that may result in excess parachute payments. Section 280G of the Code prohibits the Company from deducting the portion of the parachute payments constituting “excess parachute payments” and Section 4999 of the Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e., the five-year average Form W-2 compensation). The excess parachute payments equal the portion of the parachute payments that exceeds one times the payee’s base amount. We are not obligated to pay any tax gross-ups with respect to the excise tax imposed on any person who received excess parachute payments.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally prohibits public companies from taking a tax deduction for compensation paid in excess of $1,000,000 to certain executive officers. Prior to its amendment as implemented by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), Section 162(m) of the Code provided an exception from the compensation deduction limitations for compensation that was considered “qualified performance-based compensation” under the applicable regulations. The Tax Act’s amendment of Section 162(m) of the Code, among other things, eliminated, beginning in 2018, the exception to the compensation deduction limitations for “qualified performance-based compensation,” other than in limited circumstances.

In order to maintain flexibility, the Compensation Committee retains the authority to authorize compensation that may not be deductible if the Compensation Committee believes doing so is in the best interests of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the above “Compensation Discussion and Analysis” with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s 2022 Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

This report was submitted by the Compensation Committee on April 1, 2022 and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section18 of the Exchange Act.

Members of the Compensation Committee:

Tagar Olson, Chair

Busy Burr

Michael Malone

HISTORICAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth the annual compensation for our NEOs for 2021:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Jay Bray	2021	1,000,000	—	4,750,000	3,000,000	11,455	8,761,455

Chairman & Chief Executive Officer	2020	1,000,000	—	3,500,000	4,750,000	11,290	9,261,290
	2019	1,000,000	1,683,509	1,000,002	3,500,000	10,985	7,194,496

Christopher Marshall	2021	750,000	—	2,500,004	2,000,000	10,506	5,260,510

Vice Chairman, President & Chief Financial Officer	2020	738,462	—	1,500,000	3,500,000	8,550	5,747,012
	2019	681,154	—	5,624,675	2,625,000	196,928	9,127,757

Eldridge Burns	2021	500,000	—	450,018	450,000	—	1,400,018

Executive Vice President & Chief Legal Officer	2020	182,692(4)	—	250,008	236,100	—	668,800

Michael Rawls	2021	450,000	792,000(5)	1,000,016	1,260,000	11,925	3,513,941

Executive Vice President & CEO Xome	2020	448,077	—	1,000,009	1,620,000	11,725	3,079,811
	2019	400,000	577,203	500,008	1,200,000	11,417	2,688,628

Anthony Ebers	2021	461,539(4)	—	2,500,004	—	300,062	3,261,605

Former Executive Vice President & Chief Operating Officer	2020	750,000	—	1,000,000	3,500,000	11,400	5,261,400
	2019	750,000	673,404	500,008	2,350,000	11,021	4,284,433

(1)

The amounts reported in the Stock Awards column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of RSUs or PSUs granted to our NEOs. The amount of the PSUs that vest is subject to the achievement of certain performance criteria at the end of a one-year and three-year performance period. Assumptions used for determining the value of the awards reported in these columns are set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 in Note 14 to the Consolidated Financial Statements, “Stockholders’ Equity and Employee Benefit Plans.” See “Compensation Discussion and Analysis – Long-Term Incentive Awards” and the Grants of Plan based Awards for 2021 and the accompanying notes for information with respect to vesting of these awards.

(2)	These amounts represent non-equity payments for annual bonus awards which were paid in the first quarter of 2022 but represent awards with respect to the Company’s and individual performance in 2021.

(3)

Represents for 2021 (a) for Mr. Bray, a contribution to his 401(k) Plan account of $11,455, (b) for Mr. Marshall, a contribution to his 401(k) Plan account of $10,006, (c) for Mr. Rawls, a contribution to his 401(k) Plan account of $11,600 and (d) for Mr. Ebers, a contribution to his 401(k) Plan account of $11,600 and a separation payment of $288,462.

(4)	Represents actual salary paid in (a) 2020 for Mr. Burns based on his start date of August 10, 2020 and (b) 2021 for Mr. Ebers who resigned as Chief Operating Officer on July 1, 2021.

(5)

Represents a transaction bonus paid in connection with Mr. Rawls’ leadership of Xome during a process of strategic review and disposition. See “Compensation Discussion and Analysis – Long-Term Incentive Awards – 2021 Special One-Time Award.”

Grants of Plan Based Awards for 2021

The following table sets forth, for each of our NEOs, the grants of awards under any plan during the year 2021, as described in further detail in the sections titled “Annual Cash Incentive Awards” and “Long-Term Incentive Awards:”

Name	Grant Date	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Jay Bray

Annual Bonus	—	—	—	2,500,000	3,500,000	—	—	—	—	—

Incentive Plan-PSUs	3/08/2021	—	—	—	—	2,375,000	4,750,000	9,500,000	—	4,750,000

Christopher Marshall

Annual Bonus	—	—	—	1,500,000	2,250,000	—	—	—	—	—

Incentive Plan-PSUs	3/08/2021	—	—	—	—	1,250,000	2,500,000	5,000,000	—	2,500,000

Eldridge Burns

Annual Bonus	—	—	—	450,000	750,000	—	—	—	—	—

Incentive Plan-RSUs	3/01/2021	2/10/2021	—	—	—	—	—	—	14,309	450,018

Michael Rawls

Annual Bonus	—	—	—	1,080,000	1,800,000	—	—	—	—	—

Incentive Plan-RSUs	3/01/2021	2/10/2021	—	—	—	—	—	—	31,797	1,000,016

Anthony Ebers

Annual Bonus	—	—	—	1,500,000	2,250,000	—	—	—	—	—

Incentive Plan-PSUs	3/08/2021	—	—	—	—	1,250,000	2,500,000	5,000,000	—	2,500,000

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of awards under our annual bonus plan subject to the achievement of certain performance measures. The actual amount of the awards made to our NEOs is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column represent the threshold, target and maximum number of shares issuable with respect to performance share units granted in March 2021. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total stockholder return over a one-year and a three-year period commencing on March 1, 2021. (see “Compensation Discussion and Analysis – Long-Term Incentive Awards”).

(3)	Represents awards of time-based restricted stock units to Messrs. Burns and Rawls that vest in one-third installments on each of the first three anniversaries of the grant date of the award.

(4)

Represents the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of RSUs or PSUs granted to our NEOs. The March 1, 2021 RSU awards were valued at $31.45 per share. The RSUs are valued using the closing stock price of the last trading date prior to the grant. Each of the PSU awards was valued at $37.55 per share. The PSUs are valued using a 20-day VWAP price through 2/26/2021 and a 25% premium. Assumptions used for determining the value of the awards reported in these columns are set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 in Note 14 to the Consolidated Financial Statements, “Stockholders’ Equity and Employee Benefit Plans.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each of our NEOs, their outstanding equity awards as of December 31, 2021, as described in greater detail in the in the section “Long-Term Incentive Awards:”

	Stock Awards

Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(1)

Jay Bray	12/1/2018	703,754(2)	29,283,204	—	—

	3/1/2019	24,283(3)	1,010,416	—	—

	3/13/2020	—	—	393,680(4)	16,381,025

	3/08/2021	—	—	252,996(5)	10,527,164

Christopher Marshall	3/1/2019	24,283(3)	1,010,416	—	—

	5/1/2019	321,717(6)	13,386,644	—	—

	3/13/2020	—	—	168,722(4)	7,020,522

	3/08/2021	—	—	133,156(5)	5,540,621

Eldridge Burns	9/1/2020	9,100(7)	378,651	—	—

	3/01/2021	14,309(8)	595,397	—	—

Michael Rawls	12/1/2018	22,359(9)	930,358	—	—

	3/1/2019	12,142(10)	505,229	—	—

	3/13/2020	51,988(11)	2,163,221	—	—

	3/01/2021	31,797(12)	1,323,073	—	—

Anthony Ebers	—	—	—	—	—

(1)	Based on the closing market price of our common stock on December 31, 2021, which was $41.61.

(2)	This award of restricted stock units is subject to vesting. 234,584 units vested on March 1, 2022; 234,585 units will vest on March 1, 2023 and 234,585 units will vest on March 1, 2024.

(3)	This award of restricted stock units is subject to vesting. 24,283 units vested on March 1, 2022.

(4)

Because the actual performance achieved for the TSR performance condition was above the maximum performance level on December 31,2020, the number of shares underlying the awards is based on maximum financial performance. On March 1, 2021, the Compensation Committee determined that one-year performance was above the maximum performance level, and Mr. Bray earned 196,838 shares, Mr. Marshall earned 84,358 shares and Mr. Ebers earned 56,238 shares.

(5)

Because the actual performance achieved for the TSR performance condition was above the maximum performance level on December 31, 2021, the number of shares underlying the awards is based on maximum financial performance. On March 8, 2022, the Compensation Committee determined that one-year performance was above the maximum performance level, and Mr. Bray earned 84,330 shares and Mr. Marshall earned 44,384 shares.

(6)	This award of restricted stock units is subject to vesting. 107,239 units vested on March 1, 2022; 107,239 units will vest on March 1, 2023 and 107,239 units will vest on March 1, 2024.

(7)	This award of restricted stock units is subject to vesting. 4,543 units will vest on September 1, 2022 and 4,557 units will vest on September 1, 2023.

(8)	This award of restricted stock units is subject to vesting. 4,764 units vested on March 1, 2022 and 4,765 units will vest on March 1, 2023 and 4,780 units will vest on March 1, 2024.

(9)	This award of restricted stock units is subject to vesting. 22,359 units vested on March 1, 2022.

(10)	This award of restricted stock units is subject to vesting. 12,142 units vested on March 1, 2022.

(11)	This award of restricted stock units is subject to vesting. 25,955 units vested on March 13, 2022 and 26,033 units will vest on March 13, 2023.

(12)	This award of restricted stock units is subject to vesting. 10,588 units vested on March 1, 2022 and 10,588 units will vest on March 1, 2023 and 10,621 units will vest on March 1, 2024.

Stock Vested for 2021

The following table provides information on the vesting of shares of Mr. Cooper Group common stock for our NEOs in 2021:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jay Bray	476,301	14,907,691

Christopher Marshall	215,806	6,753,244

Eldridge Burns	4,543	176,632

Michael Rawls	70,686	2,319,008

Anthony Ebers	185,916	5,813,660

Potential Payments upon Termination or Change of Control

We do not have individual change in control agreements or employment agreements with any of our NEOs. The following table sets forth the value of benefits that would have been payable to our NEOs upon the occurrence of various termination events assuming a termination of employment on December 31, 2021, given their compensation levels and, where applicable, Mr. Cooper Group’s closing stock price on that date. Also, the table reflects potential payments related to a change-in-control and subsequent qualified termination within a specified window. The amounts shown in the table do not include payments and benefits, such as accrued salary and accrued vacation, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. If the termination of employment was due to disability, all salaried employees, including our NEOs, are entitled to receive a monthly long-term benefit of up to $25,000, which would begin six months following the determination of disability and continue until the person reaches the age of 65 years. The actual amounts to be paid can only be determined at the time of a NEO’s separation from the Company or a change in control and include the accelerated vesting of previously awarded but unvested equity awards. We entered into a Transition and Separation Agreement (the “Separation Agreement”) with Anthony Ebers on July 27, 2021, in connection with his resignation as Chief Operating Officer. Pursuant to the Separation Agreement, among other things, the parties agreed to the following: (a) a cash payment in the amount of $1.125 million paid out over thirty-nine roughly equal installments, (b) a cash payment in the amount of $4.875 million in two installments, with the first payment of $1.5 million being made on or before March 1, 2022, and the second payment of $3.375 million being made on February 1, 2023, and (c) continuation of medical coverage under our group health plan until August 31, 2021, and COBRA continuation coverage until the earlier of (i) the period of time Mr. Ebers takes to become eligible for group health benefits from another employer or (ii) September 1, 2022.

Name	Death ($)	Disability ($)	Termination Without Cause ($)	Change in Control ($)

Jay Bray
Salary	—	—	—	—
Annual Bonus	—	—	—	—
Accelerated Vesting of RSUs	30,293,620(1)	30,293,620(1)	—	30,293,620(1)
Accelerated Vesting of PSUs	10,815,818(1)	10,815,818(1)	—	26,908,189(1)
Medical Coverage	—	—	—	—
Life Insurance	500,000(2)	—	—	—

Total	41,609,438	41,109,438	—	57,201,809

Christopher Marshall
Salary	—	—	—	—
Annual Bonus	—	—	—	—
Accelerated Vesting of RSUs	14,397,060(1)	14,397,060(1)	—	14,397,060(1)
Accelerated Vesting of PSUs	4,728,967(1)	4,728,967(1)	—	12,561,143(1)
Medical Coverage	—	—	—	—
Life Insurance	500,000(2)	—	—	—

Total	19,626,027	19,126,027	—	26,958,203

Name	Death ($)	Disability ($)	Termination Without Cause ($)	Change in Control ($)

Eldridge Burns
Salary	—	—	—	—
Annual Bonus	—	—	—	—
Accelerated Vesting of RSUs	974,048(1)	974,048(1)	—	974,048(1)
Medical Coverage	—	—	—	—
Life Insurance	500,000(2)	—	—	—

Total	1,474,048	974,048	—	974,048

Michael Rawls
Salary	—	—	—	—
Annual Bonus	—	—	—	—
Accelerated Vesting of RSUs	4,921,880(1)	4,921,880(1)	—	4,921,880(1)
Medical Coverage	—	—	—	—
Life Insurance	500,000(2)	—	—	—

Total	5,421,880	4,921,880	—	4,921,880

(1)

Pursuant to the award agreements granting each of Messrs. Bray, Marshall and Rawls RSUs under our 2012 Incentive Compensation Plan, in the event our NEO’s employment terminates as a result of his death or disability or in the event of a change in control, all unvested RSU awards shall immediately vest. Pursuant to the RSU award agreements granting each of Messrs. Bray, Marshall, Burns and Rawls RSU awards under our 2019 Omnibus Incentive Plan, in the event our NEO’s employment terminates as a result of his death or disability or prior to the first anniversary of a change in control, without cause or for good reason, all unvested RSU awards shall immediately vest. Pursuant to the PSU award agreements granting each of Messrs. Bray and Marshall PSU awards under our 2019 Omnibus Incentive Plan, in the event our NEO’s employment terminates (a) as a result of his death or disability, a pro-rated amount of PSUs shall immediately vest based on actual performance on the date of the death or disability and (b) without cause or for good reason prior to the first anniversary of a change in control, all unvested PSUs shall immediately vest based on actual performance through the date the change in control. This is based on the closing market price of $41.61 on December 31, 2021.

(2)	All salaried employees are entitled to a death benefit of two times their annual salary up to $500,000. These payments would be made pursuant to insurance policies maintained by us.

Pay Ratio

Under the SEC rules adopted pursuant to the Dodd-Frank Act of 2010, we calculated the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chairman & Chief Executive Officer. The pay ratio below is based on our Chairman & Chief Executive Officer’s 2021 total annual compensation.

Median employee total annual compensation	$58,882

CEO total annual compensation	$8,761,455

Ratio of CEO to median employee compensation	149:1

We identified the median employee by using total cash compensation (salary, wages and bonus) as reflected in our payroll records for India and the U.S., as reported to the Internal Revenue Service on Form W-2 for fiscal year 2021 for U.S. employees, who were employed by us on December 31, 2021, the last day of our payroll year, excluding our Chairman & Chief Executive Officer. We included all employees, whether employed on a full-time, part-time, or seasonal basis. Our employee population as of December 31, 2021 consisted of approximately 8,200 individuals. We did not make any assumptions, adjustments, or estimates with respect to compensation and did not annualize the compensation for any full-time employees that were not employed by us for all of 2021. With respect to the annual total compensation of our Chairman & Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2021, with respect to shares of common stock that may be issued under our Incentive Plan:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans

Equity Compensation Plans approved by stockholders(1)	—	—	15,184,536

Equity Compensation Plans not approved by stockholders	—	—	—

Total	—	—	15,184,536

(1)

For additional information, please see Note 14 to the Consolidated Financial Statements, “Stockholders’ Equity and Employee Benefit Plans” in our Annual Report on Form 10-K for the year ended December 31, 2021.

PROPOSAL 2: ADVISORY VOTE ON SAY ON PAY

In accordance with Section 14A of the Exchange Act, we are providing stockholders with an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the rules of the SEC.

The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure that they achieve the desired goals of aligning the interests of executive management with stockholders, attracting, retaining and motivating high-quality executive officers and creating long-term value. We urge you to read the Compensation Discussion and Analysis section of this proxy statement, which describes how the executive compensation program reflects our compensation philosophy and objectives and the decisions made by the Compensation Committee for 2021 in detail.

We are asking stockholders to indicate their support for the NEO compensation described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values stockholders’ opinions, and the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS A VOTE FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

AUDIT FUNCTION

Report of the Audit & Risk Committee

Management is responsible for our overall financial reporting process. Ernst & Young LLP is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes. The Audit & Risk Committee is also solely responsible for the selection and termination of our independent registered public accounting firm, including the approval of audit fees and any non-audit services provided by and fees paid to the independent registered public accounting firm.

In this context, the Audit & Risk Committee:

•   has met and held discussions with management of the Company, who represented to the Audit & Risk Committee that our audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles;

•   has reviewed and discussed the audited consolidated financial statements and discussed with the independent registered public accounting firm the matters required to be discussed under the applicable standards adopted by the Public Company Accounting Oversight Board;

•   has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit & Risk Committee concerning independence and discussed with the independent registered public accounting firm its independence; and

• participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Based on the review and discussions referred to above, the Audit & Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

This report was submitted by the Audit & Risk Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Audit & Risk Committee:

Roy Guthrie, Chair

Michael Malone
Steven Scheiwe

PROPOSAL 3: RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITORS

The Audit & Risk Committee has appointed Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022. The Board is asking stockholders to ratify this appointment. Although SEC regulations and NASDAQ listing requirements require our independent registered public accounting firm to be engaged, retained and supervised by the Audit & Risk Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and a key corporate governance issue. If the appointment of E&Y is not ratified, the matter of the appointment of the independent registered public accounting firm will be re-considered by the Audit & Risk Committee.

We anticipate that a representative of E&Y will attend the annual meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by E&Y for each of the last two fiscal years:

	2021	2020

Audit Fees(1)	$5,749,000	$6,052,785

Audit-Related Fees(2)	801,000	615,000

Tax Fees(3)	1,227,774	635,604

All Other Fees(4)	11,912	4,325

Total	$7,789,686	$7,307,714

(1)

Audit fees include fees related to the annual integrated audits of our consolidated financial statements, including internal control over financial reporting, the reviews of our interim consolidated financial statements related to our quarterly reports on Form 10-Q and other services that generally only the independent registered public accountant can provide such as the issuance of comfort letters and consents

(2)

Audit-related fees generally include fees related to the performance of other attest engagements under professional auditing standards, including internal control-related engagements, Regulation AB and other servicer compliance-related engagements and the audit of an employee benefit plan.

(3)

Tax fees relate to the performance of tax compliance services, including the preparation, review and filing of tax returns and consulting services for various matters, including an assessment of certain federal and state tax credits.

(4)	This amount relates to the subscription to E&Y’s web-based accounting and auditing research library.

Audit & Risk Committee’s Pre-Approval Policies and Procedures

The Audit & Risk Committee must approve any service to be performed by our independent registered public accounting firm in advance of the service being performed. The Audit & Risk Committee approved in advance the services performed in 2021 by our independent registered public accounting firms.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Relationship with KKR

On March 26, 2021, pursuant to a stock purchase agreement, we purchased 3,700,000 shares of our common stock from affiliates of KKR for total consideration of $119.3 million or $32.25 per share. On August 2, 2021, pursuant to a stock purchase agreement, we purchased 11,073,245 shares of our common stock at $33.25 per share and 1,000,000 shares of our Series A Convertible Preferred Stock from affiliates of KKR for total consideration of approximately $396 million. After giving effect to the transaction, KKR no longer held any equity interests in the Company. We previously entered into an investor rights agreement with affiliates of KKR whereby KKR had certain rights to nominate members of our Board of Directors for so long as it held at least 50% of our Series A Convertible Preferred Stock. In connection with this right, KKR nominated Christopher J. Harrington to serve on our Board of Directors. After giving effect to the transaction described above, KKR ceased to further hold any of our outstanding Series A Convertible Preferred Stock. Accordingly, Mr. Harrington resigned as a member of our Board effective with the closing of the transaction.

Related-Party Transaction Policy

The Board recognizes the importance of avoiding conflicts of interest between us and our employees, directors and affiliates of our employees and directors and any person who is the beneficial owner or more than 5% of Mr. Cooper Group voting securities (each, a “related party”). Our Code of Business Conduct and Ethics requires directors and executive officers, including their affiliates, to avoid any activity, interest or relationship that would create, or might appear to others to create, a conflict of interest with us. Accordingly, our Board has adopted a written policy regarding the approval of any related-party transaction, which is any transaction or series of transactions involving us or any of our consolidated subsidiaries and a related party where the aggregate amount involved will or may be expected to exceed $120,000 and the related party has a direct or indirect material interest. In addition, under our policy, the provision of mortgage origination and mortgage servicing to our directors, executive offices and their immediate family members is not considered a related-party transaction, provided that the transaction is (a) on substantially the same terms for comparable services provided to non-affiliates or (b) pursuant to Company policy or programs.

Pursuant to this policy and our related procedures, directors (including director nominees), executive officers and employees are required to report to our legal department any related-party transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company. These transactions are then reported to the NCG Committee. The disinterested members of the NCG Committee who do not have material direct or indirect interests evaluates each related-party transaction to determine if the transaction is fair, reasonable and within Company policy and whether it should be ratified and approved. Additionally, the NCG Committee may determine that the Board should approve or ratify any related-party transaction. If the chairman of the NCG Committee determines that it is not practicable or desirable for the Company to wait until the next regularly-scheduled meeting of the NCG Committee, the chairman may approve or ratify related-party transactions and report to the full NCG Committee at its next regularly-scheduled committee meeting any approvals or ratifications made by the chairman. In addition, we also make inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related-party transactions. The NCG Committee considers various factors, including the benefit of the transaction to the Company, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business, the direct or indirect nature of the related-person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related-party transaction under applicable law and listing standards.

BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows, as of March 21, 2022, the beneficial ownership of shares of Mr. Cooper Group common stock by: (a) each director; (b) our NEOs for 2021; (c) all of our directors and executive officers as a group and (d) each stockholder known to us to beneficially own more than 5% of Mr. Cooper Group common stock. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of Mr. Cooper Group common stock or the individual has the right to acquire the shares within 60 days of March 21, 2022.

Name	Shares beneficially owned(1)	% of shares outstanding

Directors and NEOs
Jay Bray(2)	1,038,281	1.39
Busy Burr(3)	29,736	*
Roy Guthrie(3)	63,928	*
Daniela Jorge	—	*
Michael Malone(3)	111,318	*
Shveta Mujumdar(3)	18,971	*
Tagar Olson(3)	16,737	*
Steven Scheiwe(3)(4)	74,830	*
Eldridge Burns	—	*
Kurt Johnson	37,553	*
Christopher Marshall	494,234	*
Michael Rawls	43,539	*
All directors and executive officers as a group (12 persons)	1,929,127	2.59

5% Stockholders
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,304,917(5)	13.81

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	6,502,709(6)	8.72

*	Indicates less than one percent.
(1)	Includes with respect to each of the following NEOs, directors and all executive officers and directors as a group, restricted stock units which vest within 60 days of March 21, 2022:

Name	Restricted Stock Units
Directors and NEOs
Jay Bray	—
Busy Burr	3,451
Roy Guthrie	3,451
Daniela Jorge	—
Michael Malone	3,451
Shveta Mujumdar	3,451
Tagar Olson	3,451
Steven Scheiwe	3,451
Eldridge Burns	—
Kurt Johnson	—

Name	Restricted Stock Units
Christopher Marshall	—
Michael Rawls	—
All directors and executive officers as a group (12 persons)	20,706

(2)	Includes 435,392 shares held in the name of the Jesse K. Bray Living Trust, under which Mr. Bray is the trustee.

(3)

Total includes shares for which no voting or investment power currently exists, the receipt of which has been deferred by (a) Ms. Burr in the amount of 16,737 shares, (b) Mr. Guthrie in the amount of 46,957 shares, (c) Mr. Malone in the amount of 46,957 shares, (d) Ms. Mujumdar in the amount of 18,971 shares, (e) Mr. Olson in the amount of 16,737 shares and (f) Mr. Scheiwe in the amount of 16,737 shares, who could obtain their respective deferred shares within 60 days of March 21, 2022 under certain circumstances.

(4)	Includes 32,803 shares held in the name of the Scheiwe Family Living Trust, under which Mr. Scheiwe is a trustee.

(5)

Based on a Schedule 13G/A filed with the SEC on January 27, 2022, by BlackRock, Inc. According to the filing, the beneficial owner has indicated that it has sole voting power to vote 10,093,292 shares and sole dispositive power with respect to 10,304,917 shares. These stockholders have indicated that the aggregate amount beneficially owned by each reporting person is 10,304,917 shares.

(6)

Based on a Schedule 13G filed with the SEC on February 10, 2022, by The Vanguard Group. According to the filing, the beneficial owner has indicated that it has no sole voting power, shared voting power to vote 62,902 shares, sole dispositive power with respect to 6,380,254 shares and shared dispositive power with respect to 122,455 shares. These stockholders have indicated that the aggregate amount beneficially owned by each reporting person is 6,502,709 shares.

OTHER MATTERS

The Board knows of no other matters to be brought before the 2022 Annual Meeting of Stockholders. If matters other than the ones listed in this proxy statement properly come before the 2022 Annual Meeting of Stockholders or any adjournment or postponement thereof, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

STOCKHOLDER PROPOSALS

Stockholder Proxy Proposal Deadline

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 9, 2022, in order to be eligible for inclusion in our proxy statement and form of proxy with respect to the 2023 Annual Meeting of Stockholders. Stockholder proposals must be sent to us at Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary.

Stockholder Business – Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with our Bylaw procedures. A stockholder desiring to bring a proper subject of business before the 2023 Annual Meeting of Stockholders, without inclusion of such proposal in the proxy statement, must provide a written notice timely received by us not sooner than December 9, 2022, but not later than January 8, 2023, at our principal executive offices. Any notice of intent to introduce an item of business at an annual meeting of stockholders must, among other things, contain the name and address of the stockholder and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. A complete listing of the other requirements the advance notice must meet is found in Section 2.13 of our Bylaws. A complete copy of our Bylaws may be found on our website at www.mrcoopergroup.com or by writing to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 23, 2023.

The chairman of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

GENERAL INFORMATION ABOUT

THE ANNUAL MEETING AND VOTING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at our 2022 Annual Meeting of Stockholders. Additionally, it contains certain information that the SEC and NASDAQ require us to provide to our stockholders. This proxy statement is also the document used by our Board to solicit proxies to be used at the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the annual meeting.

When and where will the 2022 Annual Meeting of Stockholders be held?

The annual meeting will be held on May 19, 2022, at the Four Points by Sheraton – Dallas/Fort Worth Airport North, 1580 Point West Blvd., Coppell, TX 75019 at 9:00 a.m., central time.

What will be voted on and how many votes are required to elect directors and adopt other proposals?

Proposal	Votes Required
Election of Directors	Majority of the votes present in person or by proxy entitled to vote

Say on Pay Vote	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

Ratification of Ernst & Young LLP as our independent auditors for 2022	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

We also will consider any other business that may properly come before the annual meeting.

Who may vote at the annual meeting?

All stockholders who owned Mr. Cooper Group common stock at the close of business on the record date of March 21, 2022, may attend and vote at the annual meeting.

Are Proxy Materials available via the Internet?

Under rules adopted by the SEC, we primarily furnish proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our 2021 Annual Report to each stockholder. If you received a notice regarding the availability of proxy materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you on how you may vote your shares. The Notice will also instruct you on how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting. To vote by proxy:

By internet

•	Go to the website www.proxypush.com/COOP and follow the instructions, 24 hours a day, seven days a week.

•	You will need the control number included on your proxy card to vote online.

By telephone

•	From a touch-tone telephone, dial 866-395-4184 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the control number included on your proxy card in order to vote by telephone.

By mail

•	Mark your selections on the proxy card that accompanies this proxy statement.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

To vote by proxy, you must properly complete and return the enclosed proxy card in a timely manner. If you vote by proxy, your shares will be voted as you indicate on the card. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as the Board recommends.

Can I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than May 18, 2022;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities;

•	submitting a properly signed proxy card with a later date that is received no later than May 18, 2022; or

•	attending the annual meeting, revoking your proxy and voting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the annual meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

How many votes do I have?

You will have one vote for each share of Mr. Cooper Group common stock which you owned at the close of business on March 21, 2022, the record date for the annual meeting.

How many shares of Company Stock are eligible to vote at the annual meeting?

At the close of business on March 21, 2022, the record date of the annual meeting, there was a total of 74,610,861 shares of Mr. Cooper Group common stock outstanding and eligible to vote at the annual meeting.

How many shares must be present to hold the annual meeting?

The presence, in person or by proxy, of the holders of at least a majority in voting power of the outstanding shares of the Company Stock, voting together as a single class, entitled to vote at the meeting is necessary to constitute a quorum. Shares are counted as present at the annual meeting if stockholders are present in person or a proxy card has been properly submitted by or on behalf of stockholders. Votes to abstain, referred to as “abstentions,” and broker non-votes are counted for purposes of determining the presence of a quorum.

What if I hold my shares in a brokerage account?

If you hold your shares in a brokerage account, the shares are said to be held in “street name.” In this case your broker will send you a package, including a voter instruction card which will ask you how you want your shares to be voted. If you give your broker instructions, the broker will vote your shares as you direct. If you do not give your broker instructions (these shares are often referred to as broker non-votes) and the proposal involves a “routine” matter, then NASDAQ rules provide brokers with discretionary power to vote your shares. However, if a proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instructions from you.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Please instruct your broker so your vote can be counted.

If I abstain, what happens to my vote?

If you choose to abstain in voting on the Election of Directors, your abstention will have no effect, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST.

If you choose to abstain in voting on any other matter, your abstention will be counted as a vote AGAINST the proposal, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST plus votes ABSTAINING.

How do I attend the annual meeting?

If you plan to attend the meeting in person, please RSVP via email to secretary@mrcooper.com with RSVP as the subject line no later than 5:00 p.m. central time on May 18, 2022. Admission to the annual meeting is limited to Mr. Cooper Group stockholders or their proxy holders. In order to be admitted to the annual meeting, each stockholder will be asked to present proof of stock ownership and valid government-issued photo identification, such as a driver’s license. Proof of stock ownership may consist of the proxy card, or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of Mr. Cooper Group common stock at the close of business on March 21, 2022, the record date for the annual meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How do I obtain more information about Mr. Cooper Group

We file annual, quarterly and current reports, proxy statements and other information with the SEC which is available on the website maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Mr. Cooper Group Inc., at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, and can also be accessed through our website. We will furnish without charge to each person whose proxy is being solicited, upon oral or written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, excluding the exhibits, by first class mail or other equally prompt means within one business day of receipt of such request. Request for copies of such report should be directed to our Corporate Secretary at the above address or at 469-549-2000.

What is “householding”?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address. This process which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to receive separate proxy or voting instruction cards.

Once a stockholder receives notice from his or her broker or us that they will be householding materials to his or her address, householding will continue until the stockholder revokes the consent. If you are not eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please send your request to Mr. Cooper Group Inc. at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. You may also make written or oral requests by contacting us at this address or calling 469-549-2000 if you participate in householding and wish to receive a separate copy of these documents (in which case we will promptly deliver a separate copy to you), or if, at any time, you no longer wish to participate in householding. You should notify your broker if the shares are held in a brokerage account or us if you hold registered shares. We can be notified by sending a written request to the above address.

ANNEX A – NON-GAAP MEASURES

We provide certain non-GAAP financial measures in this proxy statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. This annex includes additional information regarding these measures.

Adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance and are better measures for assessing trends in our underlying businesses. These notable items are consistent with how management views our businesses. Pretax operating income in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Pretax operating income in the servicing segment also eliminated a $1 million accounting item for corporate actions in 2021.

Operating return on tangible common equity is a non-GAAP financial measure that is computed by dividing adjusted net income (operating income) by average tangible common equity (also known as tangible book value). Tangible common equity equals total stockholders’ equity less goodwill and intangible assets. The annual average is calculated by taking the quarterly averages of beginning and ending period. Management believes that operating return on tangible common equity is a useful financial measure because it measures the performance of a business consistently and enables investors and others to assess the Company’s use of equity.

Tangible book value is a non-GAAP financial measure that is defined as stockholders’ equity less goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible book value by the number of common shares outstanding. Management believes tangible book value and tangible book value per share are useful metrics to investors because they provide a more accurate measure of the realizable value of stockholder returns, excluding the impact of goodwill and intangible assets.

The following tables reconcile (a) GAAP return on common equity to operating return on tangible common equity (b) GAAP book value and GAAP book value per share to tangible book value and tangible book value per share, respectively and (c) GAAP pretax income to pretax operating income in the Serving segment.

RECONCILIATION	OF NON-GAAP FINANCIAL MEASURES

$ mm’s	2021

Pretax income	$1,921

Income tax expense	(467)

Net income	$1,454

Return on common equity (ROCE)(1)	46.7%

Average book value	$3,113

Pretax income	$1,921

Other mark-to-market	(437)

Pretax loss from discontinued operations	16

Accounting items / other	(506)

Intangible amortization	12

Pretax operating income	$1,006

Income tax expense(2)	(243)

Operating income	$763

Operating return on tangible common equity (ROTCE)	25.7%

Average tangible book value	$2,970

Servicing pretax income	$638

Other mark-to-market	(437)

Accounting items / other	1

Servicing pretax operating income	$202

(1)	ROCE is computed by dividing annualized earnings by average common equity (book value)

(2)	Assumes GAAP tax-rate of 24.2% and does not give credit to cash flow benefits of the DTA

$ mm’s, except per share amounts	December 31, 2020	December 31, 2021	Y/Y Change

Stockholders’ equity (BV)	$2,504	$3,367

Goodwill	(120)	(120)

Intangible assets	(31)	(14)

Tangible book value (TBV)	$2,353	$3,233

Ending shares of common stock outstanding (mm’s)	89.5	73.8

BV/share	$27.99	$45.64	63%

TBV/share	$26.30	$43.82	67%

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET

Go To: www.proxypush.com/COOP
• Cast your vote online
• Have your Proxy Card ready

• Follow the simple instructions to record your vote

PHONE Call 1-866-395-4184

• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions

MAIL

• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

Mr. Cooper Group Inc.

Annual Meeting of Shareholders

For Shareholders of record as of March 21, 2022

TIME:	Thursday, May 19, 2022 9:00 AM, Local Time
PLACE:	Four Points by Sheraton - Dallas/Fort Worth Airport North
1580 Point West Blvd., Coppell, TX 75019

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Jay Bray and Beth Gormley (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Mr. Cooper Group Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Mr. Cooper Group Inc.

Annual Meeting of Shareholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of Directors
		FOR	AGAINST	ABSTAIN

	1.01 Jay Bray	☐	☐	☐	FOR

	1.02 Busy Burr	☐	☐	☐	FOR

	1.03 Roy Guthrie	☐	☐	☐	FOR

	1.04 Daniela Jorge	☐	☐	☐	FOR

	1.05 Michael Malone	☐	☐	☐	FOR

	1.06 Shveta Mujumdar	☐	☐	☐	FOR

	1.07 Tagar Olson	☐	☐	☐	FOR

	1.08 Steven Scheiwe	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN

2.	To conduct an advisory vote on named executive officer compensation.	☐	☐	☐	FOR

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐	F OR

4.	Such other business as may properly come before the meeting or any adjournment thereof.

If you plan to attend the meeting, you must email your RSVP to secretary@mrcooper.com.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date